UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

KLA-Tencor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 7, 2018

To our stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (“we” or the “Company”), a Delaware corporation, will be held on Wednesday, November 7, 2018 at 12:00 p.m., local time, in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect the ten candidates nominated by our Board of Directors to serve as directors for one year terms, each until his or her successor is duly elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

3.	To approve on a non-binding, advisory basis our named executive officer compensation.

4.

To adopt our amended and restated 2004 Equity Incentive Plan, which (i) increases the authorized number of shares by 12,000,000 shares, and (ii) allows withholding of shares upon vesting of awards to satisfy tax withholding obligations up to the maximum statutory rate, and (iii) allows the administrator of the plan to designate a performance-based award as being subject to the Company’s clawback policy, and thus subject to forfeiture in whole or in part.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 13, 2018 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Richard P. Wallace

President and Chief Executive Officer

Milpitas, California

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being distributed and made available on or about September 28, 2018.

All stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you expect to attend the Annual Meeting in person, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Questions and Answers	1

Proposal One: Election of Directors	7

Information About the Board of Directors and its Committees	8

Our Corporate Governance Practices	21

Proposal Two: Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2019	23

Proposal Three: Approval of our Named Executive Officer Compensation	25

Proposal Four: Adoption of our Amended and Restated 2004 Equity Plan	26

Information About Executive Officers	37

Security Ownership of Certain Beneficial Owners and Management	39

Executive Compensation and Other Matters	42

Compensation Committee Report	54

Executive Compensation Tables	55

Certain Relationships and Related Transactions	73

Equity Compensation Plan Information	74

Report of the Audit Committee	75

Information for KLA-Tencor Annual Meeting of Stockholders November 7, 2018

i

ANNUAL MEETING OF STOCKHOLDERS OF

KLA-TENCOR CORPORATION

TO BE HELD ON NOVEMBER 7, 2018

PROXY STATEMENT

QUESTIONS AND ANSWERS

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS

1.	WHY AM I RECEIVING COPIES OF THESE MATERIALS?

The Board of Directors (the “Board”) of KLA-Tencor Corporation (“KLA-Tencor,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA-Tencor’s Annual Meeting of Stockholders to be held on Wednesday, November 7, 2018 at 12:00 p.m., local time (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting, which will be held in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with our Annual Report for fiscal year 2018, were first made available on or about September 28, 2018 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

2.	HOW MAY I OBTAIN KLA-TENCOR’S ANNUAL REPORT ON FORM 10-K?

A copy of our Annual Report on Form 10-K for fiscal year 2018 is available free of charge on the Internet from the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, as well as on our website at http://ir.kla-tencor.com.

3.	WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

We are again mailing to our stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

4.	HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

▶	Access and view our proxy materials for the Annual Meeting on the Internet; and

▶	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://www.kla-tencor.com/annualmeeting.

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

5.	HOW MAY I OBTAIN A PAPER COPY OF THE PROXY MATERIALS?

Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions in that notice about how to obtain a paper copy of the proxy materials free of charge. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

6.	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address provided in the answer to Question 7 below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, by calling our Investor Relations department at (408) 875-3000 or via our website at http://ir.kla-tencor.com.

7.	I RECEIVED ONE COPY OF THESE MATERIALS. MAY I GET ADDITIONAL COPIES?

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3000.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

8.	WHO MAY VOTE AT THE ANNUAL MEETING?

You may vote at the Annual Meeting if our records showed that you owned shares of KLA-Tencor Common Stock as of the close of business on September 13, 2018 (the “Record Date”). At the close of business on that date, we had a total of 154,835,013 shares of Common Stock issued and outstanding, which were held of record by approximately 373 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

9.	WHAT PROPOSALS ARE BEING VOTED ON AT THE ANNUAL MEETING?

In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following four proposals will be presented at the Annual Meeting:

▶	Election of ten candidates nominated by our Board to serve as directors for one-year terms;

▶	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019; and

▶	Non-binding, advisory approval of our named executive officer compensation; and

▶	Adoption of our Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”).

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING

10.	HOW CAN I VOTE IF I OWN SHARES REGISTERED DIRECTLY IN MY NAME?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to Question 11 below for instructions regarding how to vote their shares.

If, however, your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in the following ways:

▶

By Telephone: Votes may be cast by telephone prior to 11:59 p.m. Eastern Time on November 6, 2018. To vote by telephone, you will need the control number that appears on your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

▶

By Internet: Votes may be cast through the Internet voting site prior to 11:59 p.m. Eastern Time on November 6, 2018. To vote through the Internet, please follow the instructions for Internet voting contained in your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

▶

By Mail: Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may also vote by mail, as long as the proxy card or voting instruction card is timely delivered. To vote by mail, you must complete, sign and date your proxy card or voting instruction card and mail it in the accompanying pre-addressed envelope, and it must be delivered prior to 11:59 p.m. Eastern Time on November 6, 2018; or

▶	In Person: Attend the Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by telephone, Internet or mail without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the ten nominees listed herein for the Board), FOR Proposal Two (the ratification of the appointment of our independent registered public accounting firm), FOR Proposal Three (the non-binding, advisory approval of our named executive officer compensation), and FOR adoption of our 2004 Equity Plan.

When proxies are properly dated, executed and returned (whether by telephone, Internet or returned proxy card), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

11.	HOW MAY I VOTE IF MY SHARES ARE HELD IN A STOCK BROKERAGE ACCOUNT, OR BY A BANK OR OTHER NOMINEE?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

12.	CAN I CHANGE MY VOTE?

You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:

▶	Advise our Corporate Secretary in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

▶	Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question 10 above.

If you are the beneficial owner of shares held in street name, you should contact the broker, bank or other nominee that holds your shares for instructions regarding how to change your vote.

13.	WHO WILL BEAR THE COST OF THIS PROXY SOLICITATION?

KLA-Tencor is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $6,000 (plus reimbursement of out-of-pocket expenses) for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

14.	CAN MY BROKER VOTE MY SHARES IF I DO NOT INSTRUCT HIM OR HER HOW I WOULD LIKE MY SHARES VOTED?

Yes, but only on limited types of proposals. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. Record holders do not have discretion to vote your shares on Proposal One, Proposal Three or Proposal Four, in each case in the absence of specific instructions from you (the beneficial owner). Therefore, if you do not give instructions to your record holder, the record holder will only be entitled to vote your shares in its discretion on Proposal Two.

15.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).

For each proposal, you are able to vote your shares “FOR,” “AGAINST” or “ABSTAIN.” Shares that are voted without giving specific voting instructions will be voted as described in the answers to Questions 10 and 14. Abstentions will have no effect on the outcome of Proposal One. Abstentions with respect to Proposal Two, Proposal Three and Proposal Four will have the same effect as a vote against that proposal.

Proposals Two and Three are non-binding advisory votes, for which our Board and its Committees will give careful consideration to the voting results.

For all proposals, shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

16.	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

The Board recommends that stockholders vote as follows:

▶

“FOR” the election of the ten candidates nominated by the Board to serve as directors: Edward W. Barnholt, Robert M. Calderoni, John T. Dickson, Emiko Higashi, Kevin J. Kennedy, Gary B. Moore, Kiran M. Patel, Ana G. Pinczuk, Robert A. Rango and Richard P. Wallace;

▶	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019;

▶	“FOR” the approval of our named executive officer compensation; and

▶	“FOR” adoption of our 2004 Equity Plan; and

17.	WILL ANY OTHER BUSINESS BE TRANSACTED AT THE ANNUAL MEETING?

We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

18.	WHAT HAPPENS IF THE ANNUAL MEETING IS ADJOURNED OR POSTPONED?

If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

19.	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS

20.	CAN I PRESENT OTHER BUSINESS TO BE TRANSACTED FROM THE FLOOR AT THE ANNUAL MEETING?

A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We have not received any timely notice with respect to the Annual Meeting regarding the presentation by a stockholder of business from the floor of the meeting. Accordingly, we do not expect to acknowledge any business presented from the floor at the Annual Meeting.

21.	WHAT IS THE DEADLINE TO PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 24, 2019. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

KLA-Tencor Corporation

One Technology Drive

Milpitas, California 95035

Fax: (408) 875-4266

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:

▶	No earlier than the close of business on July 4, 2019, and

▶	No later than the close of business on August 3, 2019.

If the date of the stockholders’ meeting is moved more than 30 days before or 60 days after November 7, 2019, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

▶	90 days prior to the meeting; and

▶	10 days after public announcement of the meeting date.

22.	HOW MAY I RECOMMEND OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

You may propose Director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 21 above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA-Tencor and its stockholders.

23.	WHAT IS THE DEADLINE TO PROPOSE OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A stockholder may send a proposed Director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Nominating and Governance Committee meeting prior to the annual meeting of stockholders.

To nominate an individual for election at an annual meeting of stockholders, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, for next year’s annual meeting of stockholders, will generally require that the notice be received by our Corporate Secretary between the close of business on July 4, 2019 and the close of business on August 3, 2019, unless the annual meeting is moved by more than 30 days before or 60 days after November 7, 2019, in which case the deadline will be as described in the last paragraph of Question 21 above.

24.	HOW MAY I OBTAIN A COPY OF KLA-TENCOR’S BYLAWS?

For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3000. A copy of our bylaws is also available free of charge on the Internet on our website at http://ir.kla-tencor.com and on the SEC’s website at http://www.sec.gov.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

Ten incumbent Directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent Directors as determined under the rules of the NASDAQ Stock Market, recommended the nominees listed in this Proposal One. Based on that recommendation, the members of the Board resolved to nominate such individuals for election. David C. Wang is not standing for re-election at the Annual Meeting.

Information regarding the business experience, qualifications, attributes and skills of each nominee is provided below under the section entitled “Information About the Nominees.”

There are no family relationships among our executive officers and directors.

The ten candidates nominated by the Board for election as Directors by the stockholders are:

▶	Edward W. Barnholt;

▶	Robert M. Calderoni;

▶	John T. Dickson;

▶	Emiko Higashi;

▶	Kevin J. Kennedy;
▶	Gary B. Moore;

▶	Kiran M. Patel;

▶	Ana G. Pinczuk;

▶	Robert A. Rango; and

▶	Richard P. Wallace.

If elected, each nominee will serve as a Director for a one-year term expiring at our 2019 annual meeting of stockholders. Each Director will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board may designate. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a Director.

Vote Required and Recommendation

Under our bylaws, in any uncontested election of Directors (an election in which the number of nominees does not exceed the number of Directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

The Board unanimously recommends a vote “FOR” each of the Director nominees, with the Directors who are nominees abstaining with respect to their own nomination.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

Our Board held a total of five meetings during the fiscal year ended June 30, 2018. All Directors other than Mr. Wallace are independent within the meaning of the NASDAQ Stock Market director independence standards.

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. Each Committee is comprised entirely of independent directors, meets regularly and has a written charter approved by the Board, all of which are available on our website at http://ir.kla-tencor.com, along with our Standards of Business Conduct, Corporate Governance Standards and other governance-related information. The Board and each Committee regularly review the Committee charters. In addition, at each quarterly Board meeting, a member of each Committee reports on any significant matters addressed by the Committee.

During the fiscal year ended June 30, 2018, each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings (a) of the Board held during the period for which such person served as a Director and (b) held by all Board committees on which such Director served (during the periods that such Director served).

Although we do not have a formal policy mandating attendance by members of the Board at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at such meetings. All ten of the Directors serving on our Board at the time attended last year’s annual meeting of stockholders.

Board Leadership Structure

KLA-Tencor currently separates the positions of Chief Executive Officer and Chairman of the Board. Since October 2006, Edward W. Barnholt, one of our independent Directors, has served as our Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of the Board; presiding at executive sessions; facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing Committee of the Board; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer in the context of compensation reviews.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent Director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

However, our Corporate Governance Standards permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on our needs and the Board’s assessment of the Company’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the Chairman of the Board is not an independent Director, the independent members of the Board will designate a “lead independent director.”

The Board’s Role in Oversight of Risk

Our Board, as a whole and through its Committees, has responsibility for the oversight of risk management. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in working with management to establish our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for KLA-Tencor. In addition, the Board periodically conducts a comprehensive review of the Company’s overall risk environment and its risk management efforts. The Board and its Committees also regularly receive updates from management (including representatives of our legal and internal audit teams) regarding certain risks that we face, including industry, business, macroeconomic, litigation, cybersecurity and other operating risks.

While our Board is ultimately responsible for risk oversight, our Board has delegated to the Audit Committee the primary responsibility for the active oversight of our enterprise risk management activities. Our Audit Committee is not only responsible for overseeing risk management of financial matters, the adequacy of our risk-related internal controls, financial reporting and internal investigations, but its charter also provides that the Audit Committee will discuss at least annually KLA-Tencor’s risk assessment, enterprise risk management processes and major financial exposures, as well as the steps our management has taken to monitor and control those exposures. Our Audit Committee reports its findings and activities to the Board at each quarterly Board meeting.

In addition, our other Board committees each oversee certain aspects of risk management. Our Compensation Committee oversees risks related to our compensation policies and practices, and our Nominating and Governance Committee oversees governance-related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. The Committees report their findings and activities to the Board.

While the Board is responsible for risk oversight, management is responsible for risk management. KLA-Tencor maintains an effective internal controls environment and has processes to identify and manage risk, including an executive risk council comprised of representatives from our legal, human resources, finance, global operations, internal audit, procurement, and risk and compliance teams. This council reports to our Chief Executive Officer and has oversight of the various risk assessment, monitoring and controls processes across the Company.

As of June 30, 2018, our directors served on the Committees of the Board indicated in the following table:

Director	Audit	Compensation	Nominating and Governance
Richard P. Wallace
Edward W. Barnholt		✓	Chair
Robert M. Calderoni	Chair		✓
John T. Dickson	✓		✓
Emiko Higashi	✓
Kevin J. Kennedy		Chair
Gary B. Moore		✓
Kiran M. Patel	✓		✓
Robert A. Rango		✓
David C. Wang	✓

Audit Committee

Members During Fiscal Year 2018: Robert M. Calderoni (Chairman), John T. Dickson, Emiko Higashi, Kiran M. Patel and David C. Wang.

Meetings Held During Fiscal Year 2018: 8

Primary Responsibilities:

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. In addition, the head of our Internal Audit function, who is supervised by our Chief Financial Officer, formally reports into the Audit Committee and provides updates at each quarterly meeting.

Independence:

The Board has determined that each of the members of the Audit Committee meets the independence requirements (including the heightened requirements for Audit Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees. The Board has determined that each of Mr. Calderoni, Mr. Dickson, Ms. Higashi and Mr. Patel is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC.

Compensation Committee

Members During Fiscal Year 2018: Edward W. Barnholt, Kevin J. Kennedy (Chairman), Gary B. Moore and Robert A. Rango.

Meetings Held During Fiscal Year 2018: 7

Primary Responsibilities:

The Compensation Committee reviews and either approves or recommends to the full Board (depending upon the compensation plan and the executive involved) our executive compensation policy and administers our employee equity award plans. The Compensation Committee also reviews and, except with respect to our Chief Executive Officer and Chairman of the Board, has the authority to approve the cash and equity compensation for our executive officers and for members of the Board. See “Compensation Discussion and Analysis – Compensation Committee Decision Making-Approval Procedures Overview and Market Data” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice.

Independence:

The Board has determined that each of the members of the Compensation Committee meets the independence requirements (including the heightened requirements for Compensation Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees.

Risk Considerations in Our Compensation Programs

Our management conducted an extensive review and analysis of the design and operation of KLA-Tencor’s compensation practices, policies and programs for all employees, including our NEOs (as that term is defined on page 43 of this Proxy Statement), to assess the risks associated with those practices, policies and programs. Our Compensation Committee has reviewed the results of that analysis, including underlying plan data and a risk assessment of significant elements of our compensation program. Based on this review and assessment, we and our Compensation Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

▶	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

▶

Our equity awards (including performance-based restricted stock unit awards, to the extent earned) typically vest over a four-year period, encouraging participants to look to long-term appreciation in equity values;

▶

The metrics used to determine the amount of a participant’s bonus under our incentive bonus plans and the number of shares earnable under performance share awards or PRSUs focus on Company-wide measures such as operating margin dollars and relative free cash flow margin, metrics that the Compensation Committee believes encourage the generation of profitable revenue and drive long-term stockholder value;

▶	Our bonus plans impose caps on bonus awards to limit windfalls;

▶

Our system of internal control over financial reporting, Standards of Business Conduct and whistleblower processes, among other things, are intended to reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

▶

Our insider trading policy provides that our employees may not enter into hedging transactions involving our Common Stock, in an effort to prevent employees who receive equity awards from insulating themselves from the effects of changes in our stock price.

Nominating and Governance Committee

Members During Fiscal Year 2018: Edward W. Barnholt (Chairman), Robert M. Calderoni, John T. Dickson and Kiran M. Patel.

Meetings Held During Fiscal Year 2018: 4

Primary Responsibilities:

The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board, as well as reviewing corporate governance policies and procedures and assessing stockholder proposals related to governance matters. The Nominating and Governance Committee assesses the appropriate size and composition of the Board, the effectiveness of its leadership structure, and whether any vacancies on the Board are expected.

Independence:

The Board has determined that each of the members of the Nominating and Governance Committee meets the independence requirements of NASDAQ, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees.

Evaluation of Director Candidates

In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board, professional search firms, management, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed in further detail below and seeks to achieve a balance of knowledge, background, experience and capability on the Board. In nominating Ms. Pinczuk to the Board, the Nominating and Governance Committee had the assistance of an executive search firm which provided a list of potential candidates having the skill set, background and qualifications for a director sought by the Board.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board recommended by, among other persons, stockholders who have owned at least one percent of our outstanding shares for at least one year and who state that they have an intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board must notify our Corporate Secretary in writing of their intent to do so and provide us with certain information set forth in Article II, Section 11 of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise requested by the Nominating and Governance Committee.

Majority Vote Policy

We maintain a governance policy applicable to uncontested Director elections (elections in which the number of nominees does not exceed the number of Directors to be elected) requiring that Directors receive majority support in such elections. Under our bylaws, in any uncontested Director election, any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

Director Qualifications and Diversity

The Board believes that the skill set, backgrounds and qualifications of our Directors, considered as a group, should provide a significant composite mix of diversity in experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. In addition, the Board believes that there are certain attributes that every Director should possess, such as demonstrated business or academic achievements, the highest ethical standards and a strong sense of professionalism. Accordingly, the Board and the Nominating and Governance Committee consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and KLA-Tencor’s current and future needs.

In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee considers candidates who have demonstrated executive experience or significant high level experience in accounting, finance or a technical field or industry applicable to KLA-Tencor. As set forth in our Corporate Governance Standards, the Nominating and Governance Committee takes into account all factors it considers appropriate when evaluating Director candidates, which include strength of character, mature judgment, career specialization, and the extent to which the candidate would fill a present need on the Board. In addition, with every candidate search, the Board considers the value of diversity and inclusion, and actively seeks candidates who will enhance the diversity and inclusiveness of the Board. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria.

In addition, the Nominating and Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Directors in the context of the current composition of the Board. In seeking a diversity of backgrounds, the Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual Directors, as KLA-Tencor’s needs evolve and change over time.

In evaluating Director candidates, including incumbent Directors for re-nomination to the Board, the Nominating and Governance Committee has considered all of the criteria described above. When assessing an incumbent Director, the Nominating and Governance Committee also considers the Director’s past performance on and contributions to the Board. Among other things, the Nominating and Governance Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

▶

Current or former executives who demonstrate strong leadership qualities and possess significant operating experience that together enable them to contribute practical business advice to the Board and management, strategies regarding change and risk management, and valuable insight into developing, implementing and assessing our operating plan and business strategy;

▶

A deep understanding of the key issues relevant to technology companies, including specific knowledge regarding the semiconductor industry, which is vital in understanding and reviewing our business goals and challenges, as well as our product development and acquisition strategies;

▶	Substantial international experience, which is particularly important given our global presence and the international nature of our customer base;

▶

An understanding of finance and related reporting processes. In the case of members of our Audit Committee, we seek individuals with demonstrated financial expertise with which to evaluate our financial statements and capital structure; and

▶

Corporate governance experience obtained from service as Board members and/or executives for other publicly traded companies, which we believe results in a greater sense of accountability for management and the Board and enhanced protection of stockholder interests.

Our Board and its Nominating and Governance Committee believe that all of the Directors and nominees listed below are highly qualified and have the skills and experience required for service on our Board. The following table sets forth certain information with respect to our Directors and nominees as of the date of this Proxy Statement, including, for each Director and nominee, a biography and a summary of his or her significant experiences, qualifications and skills that are most pertinent to that individual’s service as a member of our Board.

Nominees for Election at the 2018 Annual Meeting

Edward W. Barnholt

Director since: 1995

Age: 75

Board Committees: Compensation, Nominating and Governance (Chair)

Other U.S. Public Company Boards: Adobe Systems Incorporated (since 2005); eBay Inc. (2005 to 2018)

Mr. Barnholt has served as Chairman of the Board of KLA-Tencor since October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc., and he was Chairman of the Board of Directors of Agilent from November 2002 to March 2005. In March 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard in 1993 and Executive Vice President in 1996. Mr. Barnholt also currently serves on the Board of Trustees of the Packard Foundation and on the Board of Directors of eBay Inc.

As the former President, Chief Executive Officer and Chairman of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership experience, which includes matters particularly relevant to companies with complex technology and international issues. Mr. Barnholt’s experience as a Board member of KLA-Tencor provides him with an extensive knowledge of our business and industry, and, as a Board member of another public company, Mr. Barnholt also has strong corporate governance expertise.

Robert M. Calderoni

Director since: 2007

Age: 58

Board Committees: Audit (Chair), Nominating and Governance

Other U.S. Public Company Boards: Juniper Networks, Inc. (since 2003); Citrix Systems, Inc. (since 2015); Logmein, Inc. (since 2017)

Mr. Calderoni has more than 30 years of executive experience in the technology industry. He currently serves as Executive Chairman at Citrix Systems, Inc. From October 2015 to January 2016, Mr. Calderoni served as the interim Chief Executive Officer and President of Citrix. Prior to that, he was President of SAP AG’s cloud business following SAP’s October 2012 acquisition of Ariba, Inc., a leading provider of cloud software solutions where he served as Chairman and Chief Executive Officer. Prior to the acquisition, Mr. Calderoni served as Chief Executive Officer and a member of the Board of Directors of Ariba from October 2001 until the company was acquired, and he also served as Ariba’s Chairman of the Board of Directors from July 2003 until the acquisition date. Before becoming Chief Executive Officer of Ariba, Mr. Calderoni served as Ariba’s Chief Financial Officer from January 2001 to October 2001. Prior to joining Ariba, Mr. Calderoni was Chief Financial Officer at Avery Dennison Corporation, a global manufacturing company. He also held numerous senior financial executive positions at major technology companies, including Senior Vice President Finance at Apple Inc., and Vice President Finance at IBM.

As a senior executive officer of Citrix and former senior executive with SAP and Ariba, Mr. Calderoni provides our Board with extensive and relevant leadership and international operations experience in the technology industry. In addition, Mr. Calderoni is well-qualified to serve as a Board member and as the Chairman of our Audit Committee as a result of his over 20 years of experience as a finance executive, including his past service as the Chief Financial Officer of two publicly traded technology companies. As a Board member of three other public companies, Mr. Calderoni also has familiarity with a range of corporate governance issues.

John T. Dickson

Director since: 2007

Age: 72

Board Committees: Audit, Nominating and Governance

Other U.S. Public Company Boards: Avago Technologies Limited (2012 to 2015); QLogic Corporation (2014 to 2016); Freescale Semiconductor, Ltd. (2012 to 2013)

Most recently, from May 2010 to January 2012, Mr. Dickson served as Executive Vice President and head of operations of Alcatel-Lucent, a global telecommunications corporation, also serving as a member of Alcatel-Lucent’s Management Committee. From July 2010 to December 2011, Mr. Dickson also served as a member of the Board of Directors and Audit Committee of Alcatel-Lucent Shanghai Bell, a joint venture between Alcatel-Lucent and the Chinese government’s State-Owned Assets Supervision and Administration Commission. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a leader in semiconductors and software solutions for storage, mobility and networking markets, a position he held from August 2000 until October 2005, and he also served as a member of the Board of Directors of Agere from March 2001 until October 2005. Prior to joining Agere, Mr. Dickson held positions as the Executive Vice President of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; and Chairman and Chief Executive Officer of SHOgraphics, Inc., a developer of three-dimensional graphics systems, as well as senior roles with ICL, Plc, a computer hardware, software and service company, in the United Kingdom and Texas Instruments, Inc. in Europe.

As a result of his former positions as a senior executive at global technology organizations such as Agere, Alcatel-Lucent, Lucent and AT&T, Mr. Dickson provides the Board with significant leadership, operations and technology experience, including extensive knowledge of the semiconductor industry and experience managing international business operations. Also, from his current and past service as a Board member with other companies, including several other semiconductor companies, Mr. Dickson offers a broad understanding of the role and responsibilities of the Board and valuable insight on a variety of significant industry issues.

Emiko Higashi

Director since: 2010

Age: 59

Board Committees: Audit

Other U.S. Public Company Boards: Rambus, Inc. (since 2017); InvenSense, Inc. (2014 to 2017)

Ms. Higashi is a founder of Tohmon Capital Partners, LLC (formerly Tomon Partners, LLC), a strategy and M&A advisory firm based in San Francisco and primarily serving companies in technology-and healthcare-related fields since 2003. Ms. Higashi also serves on the boards of MetLife Insurance K.K., a subsidiary of MetLife, Inc. (NYSE), Takeda Pharmaceutical Company Ltd. (TSE), and Rambus, Inc. (Nasdaq). Ms. Higashi also serves as a senior advisor to several private consulting firms. Prior to Tomon Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Parella and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan.

As a result of her extensive career in technology-focused investment banking and finance, Ms. Higashi brings to the Board significant strategic, business development, mergers and acquisitions and financial experience related to the business and financial issues facing large global technology corporations, a comprehensive understanding of international business matters, particularly in Asia, and knowledge of the semiconductor industry. In addition, as a founder and partner of several consulting firms and a founding member of an investment banking firm, Ms. Higashi also possesses significant leadership and entrepreneurial experience.

Kevin J. Kennedy

Director since: 2007

Age: 62

Board Committees: Compensation (Chair)

Other U.S. Public Company Boards: Digital Realty Trust, Inc. (since 2013)

In July 2018, Mr. Kennedy joined Blue Ridge Partners, a consulting firm that advises companies on accelerating profitable revenue growth, as a senior managing director. Prior to that, Mr. Kennedy most recently served as President, Chief Executive Officer and member of the Board of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, positions he held from January 2009 to October 2017. In January 2017, Avaya Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining Avaya, Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry, from September 2003 to December 2008, also serving as JDS Uniphase’s President from March 2004 to December 2008. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc., a provider of software solutions for the communication and media industries. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2011, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by former President Barack Obama.

As the former President and Chief Executive Officer of Avaya and a former senior executive at JDS Uniphase and Openwave, Mr. Kennedy possesses a vast amount of leadership and operational experience with companies in high technology industries. Also as the holder of a Ph.D. degree in engineering from Rutgers University, a member of President Obama’s National Security Telecommunications Advisory Committee, a former Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology, and the author of more than 30 papers on computational methods, data networking and technology management, Mr. Kennedy offers relevant expertise in a broad range of technology matters. In addition, as a result of his experience on the Boards of Directors of several public companies, Mr. Kennedy offers our Board a deep understanding of corporate governance matters.

Gary B. Moore

Director since: 2014

Age: 69

Board Committees: Compensation

Other U.S. Public Company Boards: Finjan Holdings, Inc. (since 2015); ServiceSource International, Inc. (since 2016)

Mr. Moore retired in July 2015 from his positions as President and Chief Operating Officer of Cisco Systems, Inc., a leading global provider of networking and other products and services related to the communications and information technology industry, positions he had held from October 2012 to July 2015. Mr. Moore first joined Cisco in October 2001 as Senior Vice President, Advanced Services, and, in August 2007, he also assumed responsibility as co-lead of Cisco Services. From May 2010 to February 2011, he served as Executive Vice President, Cisco Services, and he was Cisco’s Executive Vice President and Chief Operating Officer from February 2011 until October 2012. Immediately before joining Cisco, Mr. Moore served for approximately two years as Chief Executive Officer of Netigy Corporation, a network consulting company. Prior to that, he was employed for 26 years by Electronic Data Systems (“EDS”), where he held a number of senior executive positions, including as the President and Chief Executive Officer of joint venture Hitachi Data Systems from 1989 to 1992.

As a former senior executive with Cisco and other global companies (including roles as Cisco’s President and Chief Operating Officer, the head of Cisco Services, the creator and manager of EDS’s e-solutions global business unit and the President and Chief Executive Officer of the EDS joint venture Hitachi Data Systems), Mr. Moore brings to the Board extensive leadership experience, as well as expertise in matters relating to international operations in the technology industry. Mr. Moore’s experience managing large-scale operations and growing businesses enables him to provide the Board and the Company with valuable advice and guidance regarding operational and strategic issues faced by global technology companies.

Kiran M. Patel

Director since: 2008

Age: 70

Board Committees: Audit, Nominating and Governance

Other U.S. Public Company Boards: None

Mr. Patel retired in September 2013 from his position as Executive Vice President and General Manager, Small Business Group of Intuit Inc., a provider of personal finance and small business software, a position he had held since December 2008. Mr. Patel previously served as Intuit’s Senior Vice President and General Manager, Consumer Tax Group and as its Senior Vice President and Chief Financial Officer. Before joining Intuit in September 2005, he was Executive Vice President and Chief Financial Officer of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as Chief Financial Officer and Executive Vice President. Mr. Patel currently serves as a Trustee of the Charles Schwab Funds and Exact Software, a private Netherlands company.

As a former senior officer of Intuit, Solectron and Cummins, Mr. Patel possesses significant international operating and leadership skills, including extensive experience in global sourcing, sales and other business management aspects within manufacturing and technology industries, often involving living and managing businesses overseas. In addition, as a result of his past service as the Chief Financial Officer of several global organizations, Mr. Patel offers a vast understanding of critical finance matters, which enables him to make significant contributions as a member of our Board and its Audit Committee.

Ana G. Pinczuk

Director since: 2018

Age: 55

Board Committees: None

Other U.S. Public Company Boards: Aptiv PLC (since 2016)

Until August 2018, Ms. Pinczuk has been at Hewlett Packard Enterprise (HPE), most recently as the President and General Manager of HPE’s Pointnext technology services organization, a position she has held since January 2018 and prior to that from February 2017 to January 2018 she was Senior Vice President and General Manager of HPE’s Pointnext technology services organization. Before joining HPE, she was the Executive Vice President and Chief Product Officer of Veritas Technologies LLC, a data management provider specializing in information protection, availability, and insight solutions, a position she held from March 2016 until October 2016. Prior to that time, she served as the Senior Vice President and General Manager, Backup and Recovery for Symantec Corporation from 2015 until 2016. From 2000 until 2015, Ms. Pinczuk served in varied executive positions with Cisco Systems, Inc., including serving as Senior Vice President, Sales from 2014 to 2015, Senior Vice President, Services Transformation and Chief Operating Officer from 2013 to 2014, and Vice President, Global Technical Services from 2009 until 2013. Prior to joining Cisco, Ms. Pinczuk spent 15 years with AT&T, Inc., in positions of increasing responsibility. Ms. Pinczuk earned both undergraduate and graduate mechanical engineering degrees from Cornell University, an executive master’s degree in technology management from the University of Pennsylvania and a master’s degree in software management from Carnegie Mellon University.

Ms. Pinczuk’s broad and extensive technology background spans mobile, IP networking, software, data storage and security, and her prior service at HPE where she led a multi-billion dollar services organization will be a tremendous resource to our growing services business, making her a strong addition to the Board.

Robert A. Rango

Director since: 2014

Age: 60

Board Committees: Compensation

Other U.S. Public Company Boards: Integrated Device Technology, Inc. (since 2015); Keysight Technologies, Inc. (since 2015)

Since May 2016 Mr. Rango has served as the President and Chief Executive Officer of Enevate Corporation, a company working on the development of next generation Lithium Ion (Li-ion) battery technology. Prior to that, Mr. Rango served for over 12 years, from March 2002 to July 2014, as an executive at Broadcom Corporation, a leading fabless semiconductor company. He most recently served as Executive Vice President and General Manager of Broadcom’s Mobile and Wireless Group, a role he had held since February 2011. During his tenure with Broadcom, Mr. Rango held a number of senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group, including as Senior Vice President and General Manager, Wireless Connectivity Group from January 2006 to February 2010 and as Executive Vice President and General Manager, Wireless Connectivity Group from February 2010 to February 2011. From 1995 to 2002, Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a leader in semiconductors and software solutions for storage, mobility and networking markets, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions.

Mr. Rango possesses significant operating and leadership skills, including extensive experience in global semiconductor product marketing, development and sales. As a result of his past service as an operational executive and general manager of several large global organizations, Mr. Rango offers a vast understanding of mobile, wireless, semiconductor, optical, software and technology management, which enables him to make significant contributions as a member of our Board.

Richard P. Wallace

Director since: 2006

Age: 58

Board Committees: None

Other U.S. Public Company Boards: NetApp, Inc. (since 2011); Proofpoint, Inc. (since 2017)

Mr. Wallace currently serves as our President and Chief Executive Officer. He has been our Chief Executive Officer since January 2006 and has also served as our President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 30 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace previously served as a member of the Board of Directors of SEMI (Semiconductor Equipment and Materials International), a prominent industry association, including as SEMI’s Chairman of the Board. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.

As our President and Chief Executive Officer and a KLA-Tencor employee for 30 years, Mr. Wallace brings to the Board extensive leadership and semiconductor industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by KLA-Tencor, and management’s strategy and plans for accomplishing our goals. In addition, Mr. Wallace’s current service as a member of the Boards of Directors of KLA-Tencor, NetApp, and Proofpoint give him a strong understanding of his role as a Director and a broad perspective on key industry issues and corporate governance matters.

Director Compensation

Our Fiscal Year 2018 Director Compensation Program

Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation Committee and approved by the Board). Equity compensation to Outside Directors is provided under our 2004 Equity Plan, which has been approved by our stockholders.

In 2017, the Compensation Committee, and with respect to the Chairman, the Board approved an increase to the market value of the annual RSU grants for Outside Directors to $200,000 (an increase from $160,000), and with respect to the Chairman, $270,000 (an increase from $200,000). The following table presents the key features of our fiscal year 2018 Outside Director compensation program:

COMPENSATION ELEMENT	FISCAL YEAR 2018 PROGRAM
Cash Compensation
Standard annual cash retainer	$90,000, paid quarterly
Committee member additional annual cash retainers (including Committee Chair)	$15,000 for Audit Committee $12,500 for Compensation Committee $7,500 for Nominating and Governance Committee
Committee Chair additional annual cash retainers	$30,000 for Audit Committee $20,000 for Compensation Committee $10,000 for Nominating and Governance Committee
Annual cash retainer for non-executive Chairman (in lieu of standard retainer)	$130,000
Reimbursement for reasonable meeting attendance expenses	Included
Equity Compensation
Market value of standard RSU award granted at annual meeting	$200,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting
Market value of non-executive Chairman RSU award granted at annual meeting in lieu of standard award	$270,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting
Vesting period of Outside Director RSUs	Awards vest annually; shares immediately issued upon vesting

Members of the Board who are employees of the Company do not receive any additional compensation for their services as Directors. The Board will separately determine the compensation payable to Outside Directors for service on special purpose committees of the Board, if such committees are created.

If a new Outside Director joins the Board after the date of an annual meeting of stockholders, his or her first restricted stock unit award (“RSU”) will be granted promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board.

Under the Outside Director compensation program, the RSU awards granted to our Outside Directors are issued with “dividend equivalent” rights pursuant to our 2004 Equity Plan. The plan administrator may issue dividend equivalent rights with respect to RSUs, performance-based restricted stock units, performance units and deferred stock units. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award.

We have had in effect since 2008 a policy of providing prorated vesting acceleration of RSUs held by Outside Directors who are in good standing, whose service on the Board terminates before their RSUs are vested and who, at the time of termination, have served on the Board for six years.

Deferred Compensation

Each Outside Director is entitled to defer all or a portion of his or her cash retainer, pursuant to our Executive Deferred Savings Plan (“EDSP”), a nonqualified deferred compensation plan. Amounts credited to the EDSP may be allocated by the participant among a variety of investment funds. For further information regarding our EDSP, including the list of investment funds available under the EDSP during fiscal year 2018, please refer to the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” Of the current Outside Directors, only Messrs. Barnholt, Patel and Wang participated in the EDSP during fiscal year 2018, though none of them made new contributions during the fiscal year.

Matching Program

Since August 2014, Outside Directors have been able to participate in a gift matching program, under which the KLA-Tencor Foundation will generally match, dollar-for-dollar, gifts by Outside Directors to qualifying tax-exempt educational institutions up to $10,000 per calendar year.

Stock Ownership Guidelines

We have adopted a policy, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. Under our current policy, each Outside Director, once he or she has served as an Outside Director for at least four years, is expected to own shares of our Common Stock with a market value of at least four (4) times the standard annual cash retainer paid to the Outside Directors, as that retainer may be changed from time to time. Shares of Common Stock underlying outstanding RSUs held by the Directors count toward this ownership requirement. As of the Record Date, each of our current Outside Directors was in compliance with the stock ownership requirement then in effect.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2018 who served on our Board during the fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Edward W. Barnholt	160,000	269,920	-	5,914	435,834
Robert M. Calderoni	142,500	199,995	-	4,732	347,227
John T. Dickson	112,500	199,995	-	4,732	317,227
Emiko Higashi	105,000	199,995	-	4,732	309,727
Kevin J. Kennedy	122,500	199,995	-	4,732	327,227
Gary B. Moore	102,500	199,995	-	4,732	307,227
Kiran M. Patel	112,500	199,995	-	4,732	317,227
Robert A. Rango	102,500	199,995	-	4,732	307,227
David C. Wang	105,000	199,995	-	4,732	309,727

(1)	The amounts set forth in this column represent fees earned by each Outside Director during fiscal year 2018, regardless of whether the fees were actually paid during the fiscal year.

(2)

The amounts shown represent the aggregate grant date fair value of RSUs awarded to each Outside Director during fiscal year 2018, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the SEC on August 6, 2018. On November 1, 2017, each Outside Director then in office was granted an RSU award covering 1,902 shares of our Common Stock (other than Mr. Barnholt who, as Chairman of the Board, received an RSU award covering 1.35 times that number of shares, or 2,567 shares, as described above under the heading “Our Fiscal year 2018 Director Compensation Program”). The following table shows, for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director then in office as of June 30, 2018:

Name	Aggregate Number of Unvested Shares of Common Stock Underlying Director RSU Awards as of June 30, 2018 (#)
Edward W. Barnholt	2,567
Robert M. Calderoni	1,902
John T. Dickson	1,902
Emiko Higashi	1,902
Kevin J. Kennedy	1,902
Gary B. Moore	1,902
Kiran M. Patel	1,902
Robert A. Rango	1,902
David C. Wang	1,902

(3)

As noted above, of the current Outside Directors, only Messrs. Barnholt, Patel and Wang participated in our EDSP during fiscal year 2018. We have concluded that, because the EDSP earnings correspond to the actual market earnings on a select group of investment funds available under the EDSP, no portion of the Outside Directors’ earnings under the EDSP is “above market” or “preferential.” Accordingly, we do not report any portion of the Outside Directors’ earnings under the EDSP in the Director Compensation Table. The investment earnings (loss) under the EDSP during fiscal year 2018 for the Outside Directors who participated in the EDSP were as follows: (a) Mr. Barnholt: $243,226; (b) Mr. Patel: $29,737; and (c) Mr. Wang: $1,136.

(4)	Represents dividend equivalents paid upon the vesting of RSUs during fiscal year 2018.

OUR CORPORATE GOVERNANCE PRACTICES

At KLA-Tencor, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Adopting and Maintaining Governance Standards

The Board has adopted, and regularly reviews and updates as necessary, a set of Corporate Governance Standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards, portions of which are summarized below, can be found on our website at http://ir.kla-tencor.com. We have posted information regarding our corporate governance procedures to help ensure the transparency of our practices.

Monitoring Board Effectiveness

It is important that our Board and its Committees are performing effectively and in the best interests of KLA-Tencor and our stockholders. The Board is responsible for annually assessing its effectiveness and the effectiveness of each of its Committees in fulfilling their respective obligations, and each Committee is responsible for reviewing the Board’s assessment of that Committee’s effectiveness. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board and its membership. The standard practice of the Board is that Outside Directors will not stand for re-election after reaching the age 75, and while Board members are elected for one (1) year terms, there is currently no limitation on the number of terms a Director may serve.

Conducting Formal Independent Director Sessions

At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA-Tencor management or any non-independent Directors.

Hiring Outside Advisors

The Board and each of its Committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

Avoiding Conflicts of Interest

We expect our Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances internally and to our stockholders, we have implemented Standards of Business Conduct that provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.

Communications with the Board

Stockholders may communicate with the Board by writing to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035.

Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct; Whistleblower Hotline and Website

The Board has adopted Standards of Business Conduct for all of our employees and Directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into Chinese (Simplified and Traditional), French, German, Hebrew, Japanese and Korean in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.kla-tencor.com, or by making a written request to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will disclose any amendment to the Standards of Business Conduct, or waiver of a provision thereof, on our website at the same address.

In addition, we have established a hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages and, where permitted by law, on an anonymous basis.

Ensuring Auditor Independence

We have taken a number of steps to ensure the continued independence of our outside auditors. Our independent registered public accounting firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by the firm.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Kennedy (Chair), Barnholt, Moore and Rango. None of these individuals was an officer or employee of KLA-Tencor at any time during fiscal year 2018 or at any other time. During fiscal year 2018, there was no instance in which an executive officer of KLA-Tencor served as a member of the Board or compensation committee of any entity and an executive officer of that same entity served on our Board or Compensation Committee.

Stockholder Nominations to the Board

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee.”

Majority Vote Policy

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee—Majority Vote Policy.”

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THEFISCAL YEAR ENDING JUNE 30, 2019

Audit Committee Recommendation

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2019. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

Attendance at the Annual Meeting

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees

The aggregate fees billed by PricewaterhouseCoopers LLP, KLA-Tencor’s independent registered public accounting firm, in fiscal years 2018 and 2017 were as follows:

Services Rendered/Fees	2018 ($)	2017 ($)
Audit Fees (1)	3,941,771	3,265,408
Audit-Related Fees (2)	387,865	80,000

Total Audit and Audit-Related Fees	4,329,636	3,345,408
Tax Compliance	437,884	436,666
Tax Planning and Consulting	179,578	247,041

Total Tax Fees (3)	617,462	683,707
All Other Fees (4)	31,300	25,000

(1)

Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2018 and 2017, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2018 and 2017, and fees for services related to statutory and regulatory filings or engagements. Fiscal year 2018 also includes fees for S-3 and S-4 registration statement filings.

(2)

For fiscal year 2018, represents due diligence services in connection with the proposed merger with Orbotech, Ltd. For fiscal year 2017, represents assurance and related services rendered in connection with acquisition activities.

(3)	Represents tax services for U.S. and foreign tax compliance, planning and consulting.

(4)	For fiscal year 2018, represents software license fees and subscription for tax legislation fees. For fiscal year 2017, represents subscription for tax legislation fees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services, such as tax-related services and acquisition advisory services, are permitted but limited in proportion to the audit fees paid. Third, the Audit Committee pre-approves non-audit services not specifically permitted under this policy (or subsequently approves such services in circumstances where a subsequent approval is necessary and permissible), and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee

Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

Vote Required and Recommendation

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2019.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

PROPOSAL THREE:

APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables KLA-Tencor’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs (as that term is defined on page 43 of this Proxy Statement) as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement. This vote is required pursuant to Section 14A of the Exchange Act. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders by focusing on a philosophy of “pay-for-performance.” Our compensation programs are designed to support our business goals and to promote both short-term and long-term financial and strategic achievement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the Summary Compensation Table and other related compensation tables and disclosure in this Proxy Statement, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs as reported in this Proxy Statement has supported and contributed to our recent and long-term success.

Nature of Vote; Recommendation

This vote is advisory and therefore not binding on KLA-Tencor, our Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that KLA-Tencor Corporation’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2018 annual meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinion of KLA-Tencor’s stockholders and will carefully assess the voting results and consider the impact of such voting results on our compensation policies and decisions, as described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Vote Required

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is required for advisory approval of this proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement.

PROPOSAL FOUR:

ADOPTION OF OUR AMENDED AND RESTATED 2004 EQUITY PLAN

Our Board has approved the amendment and restatement of our 2004 Equity Plan that is the subject of this Proposal Four, subject to adoption by our stockholders at this year’s Annual Meeting. The amended and restated 2004 Equity Plan will become effective, and will replace the current plan, upon approval by stockholders. If our stockholders do not approve the amended and restated 2004 Equity Plan, the current plan will expire in November 2023, and we will be unable to grant equity awards to our employees following the expiration of the plan.

Summary of Changes

The material changes we are proposing to the 2004 Equity Plan are:

▶	Increasing the maximum number of shares of our Common Stock authorized for issuance over the term of the 2004 Equity Plan by an additional 12,000,000 shares from 34,900,000 to 46,900,000 shares; and

▶

Revising the 2004 Equity Plan to update tax withholding procedures in accordance with recent FASB guidance and to reinforce when certain awards may be forfeited pursuant to any “clawback” policy or certain other specified events.

We are also proposing some technical administrative and wording changes that are described below in this Proposal Four.

About Our Request for Additional Shares

We have historically used awards under the 2004 Equity Plan as an important part of our compensation program. We have significantly reduced our share usage under our employee compensation program by adopting a cash-based long-term incentive program for many of our employees, and, as a result of that program, we currently only grant RSUs and PRSUs to members of the Board and senior level employees under the 2004 Equity Plan. However, we believe that having the ability to grant equity awards to members of the Board, senior level employees as well as to potentially a larger base of employees in the future, is an essential recruiting and retention tool that allows us to offer competitive compensation packages and aligns the interests of the award holders with the interests of other stockholders. The proposed amendments to the 2004 Equity Plan will assure that a sufficient reserve of Common Stock remains available under the 2004 Equity Plan to allow us to continue to provide equity incentives to our key personnel on a competitive level.

We currently determine the number of shares subject to most of the awards we grant under the 2004 Equity Plan by converting a target dollar value to a number of shares using a single-day or multiple-day calculation of our stock price. As a result, the number of shares we use for awards under the 2004 Equity Plan can vary over time based on our stock price. When our stock price is higher, we will tend to use fewer shares, and when our stock price is lower, we will tend to use more shares. Our use of shares under the 2004 Equity Plan also depends on the number of employees and Directors who receive awards under the 2004 Equity Plan. Our usage can go up, for example, if we hire additional senior level personnel, our base of senior level personnel expands through acquisitions, or if we expand our use of equity awards to a broader subset of employees throughout the Company.

In determining the number of shares we are asking stockholders to approve for addition to the 2004 Equity Plan, our management and Board, working with outside compensation consultants and advisors, considered a number of factors, including the following:

▶	Historical Grant Practices: The Board considered the historical amounts of equity awards we have granted in the past three fiscal years, as listed in the following table:

	RSUs and PRSUs Granted (1)	Weighted- Average Shares Outstanding	Unadjusted Burn Rate
	(in thousands)
2016	768	155,869	0.49%
2017	1,085	156,468	0.69%
2018	566	156,346	0.36%

(1)

For purposes of this table, the fiscal year 2018 and 2017 PRSUs are counted at the maximum number of shares earnable under such awards. The determination regarding the extent to which the fiscal year 2018 and 2017 PRSUs are earned will be made by the Compensation Committee following the completion of the applicable three-year period. No stock options are outstanding and no stock options have been granted in the previous three years.

The share numbers in the table above represent actual shares and do not give effect to the 2004 Equity Plan multiplier applicable to full value awards. Our one-year and three-year burn rates are below industry guidelines recommended by Institutional Shareholder Services.

▶	Awards Outstanding Under Existing Grants: As of August 15, 2018, we had:

▶	Outstanding grants of approximately 1,988,000 unvested RSU and PRSU awards; and

▶	1,646,000 shares available for future issuance under the 2004 Equity Plan.

Our outstanding equity awards plus the shares available for future issuance under our equity plans (in each case, not including under our employee stock purchase plan), as listed above, represented approximately 2.3% of our outstanding shares of Common Stock as of August 15, 2018 (commonly referred to as the “overhang”). Subject to approval of the Amended and Restated 2004 Equity Plan by our stockholders, the outstanding awards as of August 15, 2018 plus the shares available for future issuance under our equity plans (including the 12,000,000 additional shares being requested under the 2004 Equity Plan) will result in overhang of approximately 10.1%.

As of August 15, 2018, a total of 1,646,000 shares were available under the 2004 Equity Plan. Because we intend to continue our current practice of only granting full value awards from the 2004 Equity Plan, we are applying our 2.0x multiplier apply to all awards on or after November 6, 2013. Applying that multiplier, we believe that the existing shares available under the 2004 Equity Plan plus the additional shares we are requesting under this Proposal Four will be sufficient to meet our equity award requirements for approximately the next three years.

▶

Increased Employee Population from Acquisitions: On March 18, 2018 we entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Orbotech Ltd., which if consummated will result in Orbotech becoming our subsidiary. While we cannot make assurances as to when or if the merger contemplated by the Merger Agreement will occur, we currently expect that the merger will occur during the quarter ending December 31, 2018. As reported in their annual report on Form 20-F filed with the SEC on February 23, 2018, as of December 31, 2018, Orbotech had 2,634 employees or approximately 40% of our employees as of June 30, 2018. While not all of the Orbotech employees would be eligible to receive equity award grants under our current granting practices, some of them will. In addition, while we cannot assure you if or when we might acquire additional businesses in the future, we expect to acquire additional businesses over the next three years, some of the employees from which may be eligible to receive grants of equity awards under the 2004 Equity Plan under our current granting practices.

2004 Equity Plan – Good Compensation and Governance Best Practices

The 2004 Equity Plan includes provisions that are considered best practice for compensation and corporate governance purposes. These provisions protect our stockholders’ interests, as follows:

▶

No Annual Evergreen: The 2004 Equity Plan does not contain an annual “evergreen” provision that automatically increases the number of Shares available for issuance each year. As a result, any future increases to the number of shares reserved for issuance under the 2004 Equity Plan will require approval from our stockholders.

▶

Full Value Awards Count More Heavily in Reducing the 2004 Equity Plan Reserve: The 2004 Plan uses a “fungible share” concept, under which options and stock appreciation rights reduce the share reserve on a one-for-one basis, but full-value awards, such as RSUs, PRSUs or deferred stock unit award (or under dividend equivalent rights associated with any such award) reduce the reserve on a 2.0-for-one basis.

▶	Administration: The 2004 Equity Plan will be administered by the compensation committee, which consists entirely of independent non-employee directors.

▶	Repricing or Exchange Programs are Not Allowed: The 2004 Equity Plan does not permit outstanding awards to be repriced or exchanged for other awards.

▶	Annual Limits on Awards: The 2004 Equity Plan sets annual limits as to the awards that recipients may receive during each fiscal year.

▶

No Single-Trigger Vesting Acceleration Upon a Change of Control: Awards under the 2004 Equity Plan will be treated in a Change of Control in the manner determined by the administrator, and the terms of the 2004 Equity Plan provide for an award to vest upon a Change of Control only if the award is not assumed or substituted.

▶	Limited Transferability: Awards under the 2004 Equity Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered, unless otherwise approved by the administrator.

▶	No Tax Gross-Ups: The 2004 Equity Plan does not provide for any tax gross-ups.

▶

Forfeiture Events: Awards under the 2004 Equity Plan may be subject to our clawback policy, and the administrator may require a participant to forfeit, return, or reimburse us for all or a portion of the award and any amounts paid under the award in order to comply with the applicable clawback policy or applicable laws.

Plan Description

The following is a summary of the material terms and provisions of the 2004 Equity Plan, as proposed to be amended. The summary, however, does not purport to be a complete description of all the provisions of the 2004 Equity Plan, and is subject to, and qualified in its entirety by, the provisions of the 2004 Equity Plan. A copy of the actual plan document is attached as Appendix A to this Proxy Statement.

Types of Awards

The following types of awards may be made under the 2004 Equity Plan:

▶	incentive stock options under Section 422 of the Code;

▶	non-qualified stock options;

▶	stock appreciation rights (“SARs”);

▶	restricted stock units (“RSUs”);

▶	performance shares (“PRSUs”);

▶	performance units; and

▶	deferred stock units.

In addition, the 2004 Equity Plan allows the plan administrator to issue, in its discretion, “dividend equivalent” rights with respect to RSUs, PRSUs, performance units or deferred stock units. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. Dividend equivalents, if issued, are only paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards).

Dividend equivalents enable the award recipient to receive the full value of our Common Stock, including dividends that are declared during the award’s vesting period, if the award is eventually earned and vests.

Shares Available

If our stockholders approve this Proposal Four, including the proposed 12,000,000-share increase to the plan reserve, the maximum number of shares of Common Stock authorized for issuance over the term of the 2004 Equity Plan will be limited to 46,900,000 shares.

Any shares issued upon the exercise of options or SARs reduces the total number of shares available for issuance under the 2004 Equity Plan at a rate of one share for every one share issued pursuant to such exercise. Any shares issued under the 2004 Equity Plan pursuant to an RSU, PRSU or deferred stock unit award (or under dividend equivalent rights associated with any such award) reduces the total number of shares available for issuance under the 2004 Equity Plan at the rate of 2.0 shares for every one share issued pursuant to such award.

Awards (or any portion thereof) that are settled in cash do not reduce the share reserve. Accordingly, awards of performance units, which are only able to be settled in cash, will not reduce the share reserve under the 2004 Equity Plan, along with other awards that the Administrator designates to be settled in cash.

Shares underlying the following types of awards (including awards granted prior to stockholder approval of the 2004 Equity Plan as amended in November 2013) will be added back to the number of shares reserved for issuance under the 2004 Equity Plan and will accordingly be available for subsequent issuance:

▶	awards that are canceled, that expire or otherwise terminate without the issuance of shares;

▶	RSUs, PRSUs, performance units or deferred stock units that are forfeited; and

▶

unvested shares issued under the 2004 Equity Plan that either are forfeited by the participants or repurchased by us (at not more than the original exercise or issue price paid per share) pursuant to our repurchase rights under the 2004 Equity Plan.

Upon the exercise of any SAR granted under the 2004 Equity Plan, the total number of shares covered by the portion of the exercised award, whether or not actually issued upon the exercise, will cease to be available under the 2004 Equity Plan. If the exercise price of an option or other stock purchase right under the 2004 Equity Plan is paid with shares of our Common Stock, the authorized reserve under the 2004 Equity Plan will be reduced by the total number of shares covered by the exercised portion of the award (as opposed to just the net shares issued upon the exercise). This treatment ensures that the 2004 Equity Plan does not contain “liberal share counting” provisions, as that term is interpreted by Institutional Shareholder Services.

Shares withheld by the Company to pay taxes on an award will not be added back to the share reserve.

Plan Administration

The 2004 Equity Plan may be administered by our Board or by a committee of Board members appointed by our Board (the “Administrator”). The Administrator has the authority to, among other things, interpret the plan terms, determine the recipients and terms of awards, and amend the terms of existing awards (other than repricing outstanding options or SARs, which requires stockholder approval, as described further below). All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of awards under the 2004 Equity Plan and on all persons deriving their rights therefrom.

Eligibility

Awards may be granted to our employees, consultants and members of our Board. Incentive stock options may only be granted to employees. As of August 15, 2018, all eight of our current executive officers, all ten of our non-employee members of the Board and approximately 6,000 other employees were eligible to participate in the 2004 Equity Plan.

Performance Goals

At the Administrator’s discretion, awards under the 2004 Equity Plan may be made subject to the attainment of performance goals relating to one or more of the following performance measures:

▶	total stockholder return;

▶	earnings or net income per share;

▶	net income or operating income;

▶	earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization;

▶	sales or annual revenue targets;

▶	net income or operating income;

▶	return on assets, equity or sales;

▶	cash flow, operating cash flow or cash position;

▶	market share;

▶	cost reduction goals;

▶	budget comparisons;

▶	operating margin;

▶	implementation or completion of projects or processes strategic or critical to our business operations;

▶	measures of customer satisfaction;

▶	any combination of, or a specified increase in, any of the foregoing;

▶	economic value added; and

▶

the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base.

For each performance goal, the Administrator may set a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The Administrator may structure any performance goal at the time of the award to provide for appropriate adjustment for one or more of the following items:

▶	asset impairments or write-downs;

▶	litigation judgments or claim settlements;

▶	the effect of changes in tax laws, accounting principles or other laws or regulations affecting reported results;

▶	accruals for reorganization and restructuring programs;

▶

any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year;

▶	the operations of any business we acquire;

▶	divestiture of one or more business operations or the assets thereof; and

▶	any other adjustment consistent with the operation of the 2004 Equity Plan.

Capital Changes

In the event of a change of control of KLA-Tencor, the successor corporation (or its parent or subsidiary) will assume each outstanding award under the 2004 Equity Plan or replace that award with a substantially equivalent award which preserves the economic value of the replaced award. To the extent the successor corporation refuses to assume the outstanding awards or to substitute equivalent awards, those awards will become 100% vested at the time of the change of control. The Administrator will also have the discretion to structure awards under the 2004 Equity Plan so that the awards will become 100% vested upon a change of control, regardless of whether or not the options are assumed or substituted, or upon the subsequent termination of the participant’s employment.

A change of control will be deemed to occur for purposes of the 2004 Equity Plan in the event (a) we are acquired by merger or asset sale, (b) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of our outstanding securities or (c) there is a change in the majority of our Board as a result of one or more contested elections for Board membership.

No Repricing

The 2004 Equity Plan prohibits the reduction of the exercise price of an outstanding option or SAR (typically referred to as a “repricing”), unless stockholder approval of the repricing is obtained. We have not engaged in any repricing programs which have resulted in a reduction to the exercise price of outstanding options or SARs under the 2004 Equity Plan. The 2004 Equity Plan also prohibits the cancellation of options or SARs in exchange for not only another award under the 2004 Equity Plan, but also for cash (or a combination of cash and new awards).

Leave of Absence

If a participant goes on a leave of absence, unless the Administrator provides otherwise, the vesting of all of the participant’s outstanding awards will continue to vest during a leave of absence, unless otherwise required by law or as otherwise determined by the Administrator.

Forfeiture Events

If our stockholders approve this Proposal Four, each award under the 2004 Equity Plan granted after on or after the Annual Meeting will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of such award and any amounts paid under the award in order to comply with such clawback policy or applicable laws.

Amendment, Suspension and Termination of the 2004 Equity Plan

Our Board may amend, suspend or terminate the 2004 Equity Plan at any time, though stockholder approval may be required for certain amendments to the extent necessary to comply with applicable laws or regulations.

The existing version of the 2004 Equity Plan provides that it will terminate in November 2023 (ten years after the date the plan was last approved by our stockholders). If our stockholders approve this Proposal Four, the termination date of the 2004 Equity Plan will be extended to November 2028 (the ten-year anniversary of the date of this year’s Annual Meeting). Equity awards constitute a significant component of our executive and Director compensation programs, as they serve to align the interests of our officers and Directors with the interests of our stockholders, and we can only continue granting such awards if the term of the 2004 Equity Plan is extended.

Valuation

Our Common Stock is listed on the NASDAQ Global Select Market. Accordingly, the fair market value of our Common Stock on any relevant date will be deemed to be equal to the closing selling price per share of our Common Stock (or the closing bid if no sales were reported) on that date. On August 15, 2018, the fair market value of a share of our Common Stock determined on that basis was $112.75.

Award Types – Material Terms

As noted above, the types of awards that may be made under the 2004 Equity Plan are incentive stock options, nonqualified stock options, SARs, RSUs, PRSUs, performance units and deferred stock units. In addition, the 2004 Equity Plan allows the plan administrator to issue, in its discretion, “dividend equivalent” rights with respect to RSUs, PRSUs, performance units or deferred stock units. As of August 15, 2018, we only had two types of awards outstanding under the 2004 Equity Plan (RSUs and PRSUs).

Stock Options

Stock options give the holder the right to purchase shares from us at a specified price and for a specified period of time. The 2004 Equity Plan permits the grant of both incentive stock options and nonqualified stock options. Incentive stock options are stock options that qualify for treatment under Section 422 of the Code. Only employees of the Company or its subsidiaries can receive incentive stock options. Nonqualified stock options are stock options that do not qualify as incentive stock options. Employees, Directors and consultants can receive nonqualified stock options.

The Administrator will fix the term of each option at the time of grant. The term cannot be longer than ten years from the date of grant, or five years in the case of an incentive stock option granted to a stockholder who holds more than 10% of the combined voting power of the Company or any of its subsidiaries. After an option is granted, the Administrator, in its sole discretion, may accelerate the exercisability of the option.

The exercise price for each option may not be less than 100% of the fair market value of a share of our Common Stock on the date the option is granted, or less than 110% of such fair market value in the case of an incentive stock option granted to a stockholder who holds more than 10% of the combined voting power of the Company or any of its subsidiaries. No person can be granted stock options and SARs that, in the aggregate, cover more than 400,000 shares in any fiscal year; provided that this maximum increases to 1,200,000 for the fiscal year in which a participant begins his or her service with us.

When a holder exercises a stock option granted under the 2004 Equity Plan, the holder must pay the exercise price in full and make arrangements acceptable to us for the satisfaction of applicable tax withholding requirements. The method of payment is determined by the Administrator, and may be in cash, check, other shares of common stock or any other form that is considered legal consideration for the shares and is permitted under applicable law.

When an individual’s employment with the Company or service as a Director ends, all stock options that are not then exercisable will terminate. To the extent that it is then exercisable, a stock option may remain exercisable for a period determined by the Administrator, but not longer than the original term of the option.

SARs

A SAR gives the holder the right, upon exercise of the SAR, to receive any future appreciation in the value of the shares subject to the award. The appreciation may be paid in cash or shares of equal value or a combination of the two. The value we will pay upon the exercise of a SAR is equal to the product of the number of shares for which the award is exercised and the difference between the fair market value of a share of our stock on the day of exercise (or the day before) and the base price, which cannot be lower than the fair market value of a share on the date of grant (except in certain limited situations described in the plan). No person can be granted stock options and SARs that, in the aggregate, cover more than 400,000 shares in any fiscal year; provided that this maximum increases to 1,200,000 for the fiscal year in which a participant begins his or her service with us.

Like stock options, the maximum term of a SAR is ten years. When an individual’s employment with the Company or service as a Director ends, all SARs that are not then exercisable will terminate. To the extent that it is then exercisable, a SAR may remain exercisable for a period determined by the Administrator, but not longer than the original term of the right.

The exercise price of SARs may not be less than the fair market value of the Common Stock on the grant date. We have not historically granted SARs.

RSUs

An RSU entitles the holder to receive a share of our Common Stock after the passage of a vesting period. An RSU award may also require that one or more performance goals be met for the award to vest. When an RSU vests, we deliver the underlying shares to the holder after making arrangements for the payment of applicable withholding taxes. We typically withhold shares having a value equal to the applicable tax withholding.

No person can be granted RSUs and PRSUs that, in the aggregate, cover more than 200,000 shares in any fiscal year; provided that this maximum increases to 600,000 for the fiscal year in which a participant begins his or her service with us.

PRSUs

Like RSUs, a PRSU entitles the holder to receive a share of our Common Stock after the passage of a vesting period. The vesting conditions for a PRSU will typically be based principally or solely on achievement of performance milestones, but they may also include a service-based component. When a PRSU vests, we deliver the underlying shares to the holder after making arrangements for the payment of applicable withholding taxes. We typically withhold shares having a value equal to the applicable tax withholding.

No person can be granted RSUs and PRSUs that, in the aggregate, cover more than 200,000 shares in any fiscal year; provided that this maximum increases to 600,000 for the fiscal year in which a participant begins his or her service with us.

Performance Units

Performance units are similar to PRSUs, except that they will be settled in a cash amount equal to the fair market value of the underlying shares of our Common Stock as measured as of the vesting date. The shares available for issuance under the 2004 Equity Plan will not be diminished as a result of the cash settlement of performance unit awards. No person can be granted a performance unit award in excess of $1 million in any fiscal year, except that an award of up to $3 million may be made to a participant in the fiscal year in which he or she commences service with us.

Dividend Equivalents

The 2004 Equity Plan allows the Administrator to issue, in its discretion, “dividend equivalent” rights with respect to RSUs, performance shares, performance units or deferred stock units. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents, if issued, would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards).

Federal Income Tax Treatment

The following paragraphs summarize the material federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2004 Equity Plan. Tax consequences for any particular individual may be different. The following discussion assumes that, with respect to options and SARs, the fair market value of our Common Stock on the date of exercise is greater than the per share exercise price.

Nonqualified Stock Options

No taxable income is reportable when a nonqualified stock option with an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value on the exercise date of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee is subject to mandatory tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares purchased would be capital gain or loss. We will be entitled to an income tax deduction, for the year in which the participant recognizes the ordinary income, equal to the amount of ordinary income recognized by the participant with respect to the exercised nonqualified option.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to the taxation for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, then (a) he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option, and (b) we will be entitled to an income tax deduction, for the taxable year in which the sale occurs, equal to the amount of ordinary income recognized by the participant. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

SARs

No taxable income is reportable when a SAR with an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant is granted to a participant. A participant who is granted a SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the participant.

RSUs and PRSUs

No taxable income is recognized by the participant at the time RSUs or performance shares are granted. The participant will recognize ordinary income in the year in which the shares subject to the award are actually issued to him or her. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we must collect the withholding taxes applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the participant.

Performance Units

No taxable income is recognized by the participant at the time performance units are granted. The participant will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the cash received in settlement, and we collect the withholding taxes applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the participant at the time the performance units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Deferred Stock Units

A participant will generally be subject to employment taxes (e.g., Social Security and Medicare taxes) on the vesting date of a deferred stock award equal to the value of the vested shares received minus any amount paid for the shares. A participant will generally recognize taxable income upon receipt of the shares subject to the deferred stock award, and that taxable income will be in an amount equal to the value of the issued shares minus any amount paid for the shares, and we must collect the withholding taxes applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the participant.

Dividend Equivalents

Dividend equivalents will generally be subject to tax as dividends as if they were paid on the vesting date of the underlying award.

Deductibility of Executive Compensation

We will generally be entitled to a tax deduction in connection with an award under the plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes the income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our CEO and other specified highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of those executives will be deductible only to the extent that it does not exceed $1 million. Prior to the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, compensation that satisfied conditions set forth under Section 162(m) to qualify as “performance-based compensation” was not subject to the limitation, and the limitation did not apply to compensation paid to the CFO. The Tax Cuts and Jobs Act eliminates the performance-based compensation exception beginning January 1, 2018, but provides a transition rule with respect to compensation which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date. We intend to administer any awards granted prior to November 2, 2017 which qualify as “performance-based compensation” under Section 162(m), as amended by the Tax Cuts and Jobs Act, including equity awards and other forms of compensation granted under the 2004 Equity Plan that qualify as performance-based compensation, in accordance with the transition rules applicable to binding contracts in effect on November 2, 2017. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our CEO, CFO, and other specified highly compensated executive officers and persons, other than previously granted awards that are subject to the transition rules that may qualify as “performance-based compensation.”

The foregoing is only a summary of the current effect of United States federal income taxation upon us and upon the participant with respect to the grant, settlement and exercise of awards under the 2004 Equity Plan. It does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

New Plan Benefits

The awards to be made under the 2004 Equity Plan in the future to current or future employees cannot be determined at this time because awards under the 2004 Equity Plan are granted at the discretion of the Administrator. Our executive officers and Directors are eligible to receive awards under the 2004 Equity Plan and therefore may have an interest in this proposal.

The Board has adopted a policy providing that, at each annual meeting of stockholders, each Outside Director will be awarded RSUs covering shares of our Common Stock with an aggregate market value of $200,000 (or $270,000 for our non-executive Chairman) based on the market closing price of our Common Stock on the date of grant. Each newly elected Outside Director will receive on the date of his or her election an RSU award, to be granted promptly after he or she joins the Board, that will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board. All of the RSUs granted to Outside Directors described in this paragraph will vest upon completion of one year of Board service measured from the grant date, and the underlying shares will be issued immediately at that time, together with any dividend equivalent rights.

As of August 15, 2018, no awards had been granted, and no shares had been issued, under the 2004 Equity Plan on the basis of the 12,000,000 share increase to the share reserve under the 2004 Equity Plan that forms part of this Proposal Four.

Option Transactions

During fiscal year 2018, no stock options were granted under the 2004 Equity Plan.

Stock Awards

The table below shows as to each of the NEOs and the various other indicated groups, the number of shares of Common Stock subject to RSUs and PRSUs (at target) granted under the 2004 Equity Plan during fiscal year 2018. The vesting of such awards is tied to continued service and/or the attainment of specified performance goals, and no cash consideration is payable by the participants for the shares of Common Stock that actually become issuable under those awards. The dollar value of the awards is based on the closing sales price of our Common Stock on August 15, 2018 ($112.75).

Name and Principal Position	Number of Units	Dollar Value
Richard P. Wallace	75,040	8,460,760
President and Chief Executive Officer
Bren D. Higgins	22,512	2,538,228
Executive Vice President and Chief Financial Officer
Teri A. Little	10,006	1,128,177
Executive Vice President, Chief Legal Officer and Secretary
Ahmad A. Khan	24,539	2,766,772
Executive Vice President, Global Products Group
Brian M. Trafas	17,035	1,920,696
Executive Vice President, Global Customer Organization
All current executive officers as a group (7 persons)	161,640	18,224,910
All current directors (other than executive officers) as a group (9 persons)	17,783	2,005,033
All current employees, including current officers who are not executive officers, as a group (180 persons)	329,967	37,203,779

Vote Required

The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment and restatement of the 2004 Equity Plan. Should such stockholder approval not be obtained, then the proposed 12,000,000 share increase to the share reserve under the 2004 Equity Plan and the other amendments proposed in this Proposal Four will not be implemented. The 2004 Equity Plan will, however, continue in effect until November 2023, and option grants and other awards will continue to be made under the 2004 Equity Plan as currently in effect until all the shares currently available for award and issuance under the 2004 Equity Plan have been issued pursuant to such awards.

The Board unanimously recommends that you vote “FOR” adoption of our Amended and Restated 2004 Equity Plan and the material terms thereof.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the executive officers of KLA-Tencor as of the date of this Proxy Statement.

Name	Position	Age
Richard P. Wallace	President and Chief Executive Officer	58

Please see “INFORMATION ABOUT THE NOMINEES – Nominees for Election at the 2018 Annual Meeting.”

Name	Position	Age
Bren D. Higgins	Executive Vice President and Chief Financial Officer	48

Bren D. Higgins has served as KLA-Tencor’s Executive Vice President and Chief Financial Officer since August 2013. In this role, Mr. Higgins oversees and manages the Company’s finance operations and control processes, global manufacturing operations, corporate procurement, information technology and investor relations functions. Prior to his promotion to Chief Financial Officer, Mr. Higgins oversaw the Company’s treasury and investor relations functions and supported its business development efforts in his role as Vice President of Corporate Finance from January 2012 to August 2014, and as Senior Director of Corporate Finance from August 2011 to January 2012. Before that, he served as the Company’s Senior Director of Financial Planning and Analysis from August 2008 to August 2011. Mr. Higgins has also held various financial and investor relations positions since he began his tenure at the Company in 1999, including multiple product division controller assignments and serving as Group Controller of the Company’s Wafer Inspection Group from 2006 to 2008. Mr. Higgins received his bachelor’s degree from the University of California at Santa Barbara and his master’s degree in business administration with a concentration in finance from the University of California at Davis.

Name	Position	Age
Ahmad A. Khan	Executive Vice President, Global Products Group	44

Ahmad A. Khan has served as KLA-Tencor’s Executive Vice President, Global Products Group since December 2016, where he is responsible for overseeing and managing the Company’s former wafer inspection and patterning divisions. From August 2015 to December 2016, he served as Executive Vice President, Patterning Division. In this role he was responsible for the development and execution of technology roadmaps and customer collaboration strategies for all of KLA-Tencor’s patterning products. Mr. Khan joined KLA-Tencor’s Films & Surface Technology Division in 2003 as Senior Director of Business Development, and has since held numerous strategic management positions throughout his 14-year tenure with the Company. In 2007, Mr. Khan served as Vice President and General Manager of KLA-Tencor’s Optical Films Metrology Division. From 2008 to his current position, his executive management responsibilities expanded to include the Resistivity, Optical CD, Implant, Thermawave, Overlay, and SensArray Divisions, all ultimately comprising KLA-Tencor’s Metrology Division. Prior to joining KLA-Tencor, Mr. Khan spent nine years at Applied Materials, holding various product engineering, support, operations, and senior management positions. Mr. Khan earned his bachelor’s degree in electronics engineering technology from DeVry University.

Name	Position	Age
Brian M. Trafas	Executive Vice President, Global Customer Organization	55

Brian M. Trafas has served as KLA-Tencor’s Executive Vice President, Global Customer Organization since November 2017 and prior to that as Senior Vice President, Global Customer Organization from April 2015. In this role, Mr. Trafas is responsible for all field-based sales and field-based service teams, and works in close collaboration with customers to address their needs with leading edge technology and services, while growing KLA-Tencor’s business. Mr. Trafas served most recently as Chief Marketing Officer, from January 2007 to April 2015, where he was responsible for overseeing marketing initiatives, product development, marketing communications, market research, and the development of marketing talent. Prior to that, from June 2000 to January 2007, he was Vice President and General Manager of the Critical Dimension (“CD”) Metrology Division and Group Vice President of Marketing for the Wafer Inspection Group. During his tenure with KLA-Tencor, Mr. Trafas has led the Company’s introduction of Laser Scattering Patterned Wafer Inspection products, Scatterometry-based CD products, and developed a company-wide program of marketing best practices and talent forums. Having two decades of experience in the semiconductor capital equipment industry, with an emphasis on process control, he has written extensively about CD process control, advanced patterned wafer inspection methodologies and the application of scanning probe microscopes. A former chairman of the SEMI North America Advisory Board, Mr. Trafas continues to serve as a board member, and is also a member of the SEMI ISS committee. Mr. Trafas holds a bachelor’s degree in physics from St. John’s University and a doctorate in materials science from the University of Minnesota.

Name	Position	Age
Virendra A. Kirloskar	Senior Vice President and Chief Accounting Officer	54

Virendra A. Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007, during which time he held management responsibilities within KLA-Tencor India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as Corporate Controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA-Tencor from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.

Name	Position	Age
Teri A. Little	Executive Vice President, Chief Legal Officer, and Corporate Secretary	54

Teri A. Little has served as the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary since August 2017 and served as Senior Vice President, General Counsel and Corporate Secretary from October 2015 until August 2017. Ms. Little served as the Company’s interim General Counsel from September 2015 to October 2015. Prior to that, from 2007 until September 2015, Ms. Little served as an Associate General Counsel for the Company, leading the Commercial legal team in connection with various customer and supplier-related matters, including the negotiation of the Company’s worldwide commercial sales, procurement, and technology development agreements, working with the Company’s largest and most strategic customers and suppliers. In 2014, she assumed responsibility for the Corporate legal function, managing the legal requirements associated with the Company’s corporate securities, mergers and acquisitions, strategic alliances, corporate governance and Sarbanes-Oxley compliance. Ms. Little joined the Company in 2002 as Senior Counsel. Prior to joining the Company, she was a senior associate at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Little received her J.D. from Stanford University and her bachelor’s degree in finance from San Jose State University.

Name	Position	Age
Brian W. Lorig	Senior Vice President, Global Support and Services	44

Brian W. Lorig has served as Senior Vice President and general manager of the Company’s Global Support and Services organization since March 2016. The Global Support and Services organization includes the Company’s services group, which enables customers in all business sectors to maintain high performance and productivity of their purchased products through a flexible portfolio of services. Global Support and Services also includes KT Pro Systems, which offers certified fully refurbished and tested systems, as well as remanufactured legacy systems, and KT Pro Enhancements, which include enhancements and upgrades for previous-generation KLA-Tencor tools. Mr. Lorig joined the Company in 1998 and has held a number of leadership positions in Manufacturing Operations and Service, including vice president of U.S. Manufacturing and Operations Group from January 2013 through February 2014, and vice president of Global Support and Services Field Operations from February 2014 through March 2016. Mr. Lorig earned his bachelor of science in supply chain management from Arizona State University and his MBA from Santa Clara University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

As of September 13, 2018, based solely on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
The Vanguard Group, Inc. (2)	17,352,774	11.2
100 Vanguard Boulevard Malvern, PA 19355
PRIMECAP Management Company (3)	12,530,456	8.1
117 E. Colorado Blvd., 11th Floor Pasadena, CA 91105
BlackRock, Inc. (4)	11,446,967	7.4
40 East 52nd Street New York, NY 10022
Wellington Management Group LLP (5)	8,978,330	5.8
280 Congress Street Boston, MA 02210

(1)	Based on 154,835,013 outstanding shares of our Common Stock as of September 13, 2018.

(2)

All information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Vanguard with the SEC on February 8, 2018. According to the Schedule 13G/A filing, of the 17,352,774 shares of our Common Stock reported as beneficially owned by Vanguard as of December 31, 2017, Vanguard had sole voting power with respect to 227,023 shares, had shared voting power with respect to 29,621 shares, had sole dispositive power with respect to 17,105,178 shares, and had shared dispositive power with respect to 247,596 shares of our Common Stock reported as beneficially owned by Vanguard as of that date.

(3)

All information regarding PRIMECAP Management Company (“PRIMECAP”) is based solely on information disclosed in an Amendment to Schedule 13G filed by PRIMECAP with the SEC on February 27, 2018. According to the Schedule 13G/A filing, of the 12,530,456 shares of our Common Stock reported as beneficially owned by PRIMECAP as of December 31, 2017, PRIMECAP had sole voting power with respect to 3,180,280 shares, did not have shared voting or dispositive power with respect to any other shares, and had sole dispositive power with respect to all 12,530,456 shares of our Common Stock reported as beneficially owned by PRIMECAP as of that date.

(4)

All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in an Amendment to Schedule 13G filed by BlackRock with the SEC on February 8, 2018. According to the Schedule 13G/A filing, of the 11,446,967 shares of our Common Stock reported as beneficially owned by BlackRock as of December 31, 2017, BlackRock had sole voting power with respect to all 9,992,236 shares, did not have shared voting or dispositive power with respect to any other shares, and had sole dispositive power with respect to all 11,446,967 shares of our Common Stock reported as beneficially owned by BlackRock as of that date.

(5)

All information regarding Wellington Management Group LLP (“Wellington”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Wellington with the SEC on February 8, 2018. According to the Schedule 13G filing, of the 8,978,330 shares of our Common Stock reported as beneficially owned by Wellington as of December 31, 2017, Wellington had sole voting and dispositive power with respect to none of the shares, had shared voting power with respect to 5,353,688 shares and had shared dispositive power with respect to 8,978,330 shares of our Common Stock reported as beneficially owned by Wellington as of that date.

Directors, Nominees and Management

The following table sets forth the beneficial ownership of our Common Stock as of September 13, 2018 by all current Directors, each of the NEOs set forth in the Summary Compensation Table, and all current Directors and executive officers as a group. Except for shares held in brokerage accounts which may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that, as of September 13, 2018, have not yet been issued under outstanding RSUs (and that are not scheduled to vest within 60 days after September 13, 2018) due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table below:

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
Richard P. Wallace (2)	74,200	*
Edward W. Barnholt (3)	38,502	*
Robert M. Calderoni (4)	8,336	*
John T. Dickson (5)	30,237	*
Emiko Higashi (4)	10,921	*
Kevin J. Kennedy (6)	21,587	*
Gary B. Moore (4)	8,406	*
Robert A. Rango (4)	8,717	*
Kiran M. Patel (7)	16,754	*
Ana G. Pinczuk (8)	431	*
David C. Wang (9)	28,177	*
Bren D. Higgins (10)	9,196	*
Teri A. Little (11)	9,636	*
Ahmad A. Khan (12)	16,420	*
Brian M. Trafas (13)	3,095	*
All current Directors and executive officers as a group (17 persons) (14)	288,237	*

*	Less than 1%.

(1)

Based on 154,835,013 outstanding shares of our Common Stock as of September 13, 2018. In addition, shares of our Common Stock subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018 are deemed to be outstanding for the purpose of computing the percentage ownership of the applicable person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(2)

Includes (a) 8,363 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018, and (b) 9,182 outstanding shares of our Common Stock that are held by the Wallace Living Trust u/a/d dated 3/27/01, as amended, of which Mr. Wallace is a trustee and beneficiary.

(3)

Includes (a) 2,567 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018, and (b) 28,281 outstanding shares of our Common Stock that are held by The Barnholt Family Trust dated January 8, 1987, of which Mr. Barnholt is a trustee and beneficiary.

(4)	Includes 1,902 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018.

(5)

Includes (a) 1,902 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018, and (b) 28,335 outstanding shares of our Common Stock that are held under The Dickson Family Trust Agreement dated October 24, 2006, of which Mr. Dickson is a trustee and beneficiary.

(6)

Includes (a) 1,902 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018, and (b) 19,685 outstanding shares of our Common Stock that are held by the Kennedy Family Trust U/A/D 11/19/98, of which Mr. Kennedy is a trustee and beneficiary.

(7)

Includes (a) 1,902 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018, and (b) 14,852 outstanding shares of our Common Stock that are held by The Kiran and Jocimara Patel Trust dated October 23, 2008, of which Mr. Patel is a trustee and beneficiary.

(8)	Includes 431 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018.

(9)

Includes (a) 1,902 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018, and (b) 26,036 outstanding shares of our Common Stock that are held by the Darlene Wang Revocable Living Trust dated 2/4/2000, of which (i) Mr. Wang is a trustee and (ii) a member of Mr. Wang’s immediate family is the current beneficiary.

(10)	Includes 7,527 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018.

(11)	Includes 2,509 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018.

(12)	Includes 6,775 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018.

(13)	Includes 3,095 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2018.

(14)

Includes 18,214 shares subject to RSUs held by Outside Directors and 31,028 shares subject to RSUs held by executive officers that will vest and become deliverable within 60 days after September 13, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Board members, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during fiscal year 2018 all of our executive officers, Board members and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except the following persons filed late Form 4s: Emiko Higashi (1 report, 4 transactions); Kevin Kennedy (2 reports, 4 transactions); Kiran Patel (1 report, 3 transactions); and Robert Rango (2 reports, 2 transactions).

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal year 2018 was a very good year for KLA-Tencor. We delivered strong top and bottom line growth, driven by the ongoing execution of our strategic objectives and the strength of demand in today’s semiconductor industry. The principal differences between executive compensation in fiscal 2018 compared to fiscal 2017 are:

▶

In fiscal 2017 executives earned a bonus for only six months (for the period from July 1, 2016 to December 31, 2016) as opposed to a full year in fiscal 2018 as in fiscal 2018 we transitioned to a bonus plan tied to performance for calendar 2017;

▶

The allocation of restricted stock unit awards to our CEO moved to 40% RSUs and 60% PRSUs (from 50% RSUs and 50% PRSUs in fiscal 2017) to better align his total annual compensation to our performance; and

▶	An increase in the maximum number of shares achievable upon the vesting of PRSUs granted in fiscal 2018 to 150% of the target shares (from 125% of the target shares in fiscal 2017).

Beginning in calendar 2018, the maximum bonus achievable by executives under our short-term incentive plan was reduced from 300% of target in calendar 2017 to 200% of target.

Fiscal Year 2018 Highlights

KLA-Tencor delivered strong performance including double-digit total revenue and service revenue growth. Below are some of the highlights for fiscal year 2018 and the percentage change from fiscal 2017. Net income and diluted EPS in fiscal 2018 were negatively impacted by the enactment of the Tax Cuts and Jobs Act in December 2017.

Total revenues	Net income	Diluted EPS	Cash flows from operations	Cash, cash equivalents and marketable securities	Non-GAAP operating margin[1]	Dividends and stock repurchases ($)	Service revenues ($)
(Dollars in thousands, except per share data)
$ 4,036,701	$ 802,265	$ 5.10	$ 1,229,120	$ 2,880,318	38.5%	$ 605,234	$ 876,030
Change from Fiscal Year 2017
16.0%	(13.4)%	(13.3)%	13.8%	(4.5)%	3.6%	64.0%	12.9%

2 Non-GAAP operating margin equals total revenues less cost of revenues, research and development expenses and selling, general and administrative expenses, but excluding expenses or benefits related to acquisitions, severance and merger-related items divided by total revenues.

KLA-TENCOR ’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE
Introduction	Named Executive Officers

This “Compensation Discussion and Analysis” section describes KLA-Tencor’s fiscal year 2018 executive compensation program, including the decisions made by the Board and its Compensation Committee during the year, the processes and tools that they used to reach those decisions, and a discussion of the compensation earned by KLA-Tencor’s “Named Executive Officers” (the CEO, the CFO and the three other most highly-compensated executive officers in fiscal year 2018), as presented in the section entitled “Executive Compensation Tables” below.

Our “Named Executive Officers” (or “NEOs”) for fiscal year 2018 were:

▶  Richard P. Wallace, President and CEO

▶  Bren D. Higgins, Executive Vice President and CFO

▶  Teri A. Little, Executive Vice President, Chief Legal Officer and Secretary

▶  Ahmad A. Khan, Executive Vice President, Global Products Group

▶  Brian M. Trafas, Executive Vice President, Global Customer Organization

Compensation Philosophy and Design Principles
Compensation Philosophy	Design Principles
Executive compensation should be designed to:	This philosophy is reflected in the following design principles:

▶  Attract, retain and reward executives who contribute to the overall success of the Company by offering compensation packages that are competitive with those offered by other employers with which we compete for talent.

▶  In addition to a competitive base salary, a substantial portion of the executives’ potential cash compensation is tied to a short-term incentive bonus plan that rewards corporate and individual achievement of challenging performance goals.

▶  Achieve a balance and alignment between (i) performance-based compensation that rewards corporate and individual achievement and stockholder value creation, and (ii) compensation that supports our long-term employee retention efforts.

▶  The program typically provides two types of long-term compensation: (i) performance-based awards, which provide additional compensation as a reward for achievement of corporate goals and which, if earned, include service-vesting requirements, and (ii) service-based awards with vesting conditioned only upon continued service.

Elements of Compensation
Element	Variability	Objective	How Established	FY18 Terms/Outcomes for NEOs
Short-term incentive plan (cash bonus) (Pages 44 to 47)	Performance- based	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on individual performance.	Target payouts set by measuring total cash compensation against our compensation peer group. Corporate performance targets based on challenging operational goals.

Bonus funding from balanced scorecard and Operating Margin Dollar achievement versus goal for the twelve months ended December 31, 2017 was 217% of target. Individual performance multipliers ranged from 92% to 113%.

PRSUs (Pages 47 to 49)	Performance- based and value tied to stock price

Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. PRSUs provide opportunity based upon the level of achievement of challenging corporate goals. RSUs offer some certainty and create long-term retention.

Target total value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and the executive officer’s responsibilities, contributions and criticality to ongoing success. Additional awards may be granted when necessary to remain competitive with the marketplace.

Our fiscal year 2018 PRSUs are tied to three-year Relative Free Cash Flow Margin. Earned shares vest 50% at three years and 50% at four years after grant date.
RSUs (Page 49)	Value tied to stock price			Fiscal year 2018 RSUs vest 25% per year over four years.

Base salary (Page 49)	Fixed	Provide a competitive fixed component of compensation that, as part of a total compensation package, enables us to attract and retain top talent.	Reviewed against executive officer’s skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Only Messrs. Khan and Trafas received salary increases during fiscal year 2018.
Other compensation (Page 50)	Primarily fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No significant changes to fiscal year 2017 program.

Key Pay Practices in Our Executive Compensation Program and Last Year’s “Say on Pay” Vote

Investor feedback is an important input to us in the design of our executive compensation program. We hold an annual “Say on Pay” advisory vote, with approximately 93% of the votes cast at our 2017 Annual Meeting voting “FOR” approval of our NEO compensation.

We strive to follow good governance practices and align compensation with the shareholder experience. Our executive compensation program is designed to incorporate the following key pay practices and inputs:

What We Do

A significant percentage of our NEOs’ cumulative annual target compensation is in the form of performance-based annual bonuses and, in most years, performance share awards (or “PRSUs”), tied to challenging metrics that are key to the growth and profitability of the Company’s business and promote alignment between executive and stockholder economic interests:

▶

Different metrics in short- and long-term incentive plans: We use different metrics for our cash bonus program (Operating Margin Dollar achievement[2] and corporate balanced scorecard assessment) and our PRSUs (free cash flow margin relative to an industry peer group)

▶	Long-term incentive alignment: Equity awards typically vest over four years and, in addition, PRSUs are tied to a three-year performance period

▶	Stock ownership guidelines: We impose stock ownership guidelines on all executive officers and directors

▶	Clawbacks: We maintain a “clawback” policy that enables us to recover performance-based compensation in the event of a significant restatement of our financial results

▶	Compensation consultant: The Compensation Committee retains and regularly consults with an independent compensation consultant to advise on our executive compensation program and practices

▶	Independence: Executive compensation decisions for Mr. Wallace are made by Outside Directors and for all other executive officers by the Compensation Committee, which is comprised of Outside Directors

What We Don’t Do

▶	Hedging: We prohibit officers, directors and employees from hedging against our stock

▶	Single-trigger change in control: We only offer “double trigger” change of control benefits

▶	Gross-ups: We completely eliminated tax gross-up provisions in 2016

▶	Perquisites: It is our policy to strictly limit the use and value of perquisites

Short-Term Incentive Bonus Plan

Performance Metrics

We use Operating Margin Dollar achievement as a key performance metric in our calendar year 2017 bonus plan (the “Bonus Plan”) because we believe that it reflects a number of important competitive and business elements such as product acceptance, market share and cost discipline, and is therefore a very good barometer of our overall performance. Payouts under the Bonus Plan are also determined in part by a “balanced scorecard” rating awarded by the Compensation Committee, which is designed to measure our progress based on financial and non-financial metrics related to operational excellence, customer focus, growth and talent management, as well as individual performance multipliers assigned to each executive based on his or her contributions. The use of the balanced scorecard is designed to ensure that the quality of our operating results is high and that those results support the sustainability of our business model. The scorecard is tracked throughout the year by the Compensation Committee, and then formally reviewed by the Compensation Committee and the Board following the conclusion of the calendar year for assessment of the Company’s success in achieving its annual strategic goals.

For calendar year 2017, the goals and objectives were set at levels that the Compensation Committee believed would be challenging to achieve based on historical and anticipated performance and the then-prevailing macroeconomic conditions. While many of the metrics are quantitative in nature, some are qualitative and, therefore, introduce a degree of judgment into the bonus determination process. We believe that the balanced scorecard’s use of broad measures of financial and strategic success closely aligns the interests of our executive officers with those of our stockholders. This structure of using both Operating Margin Dollar achievement and the balanced scorecard is intended to ensure that bonus payouts not only reflect the Company’s achievement of specific levels of Operating Margin Dollars, but also the level of management performance necessary to continue to achieve those results over the long term.2

The payout formula under the Bonus Plan was structured as follows:

Executive's Target Bonus Percentage Calendar Year 2017 Bonus Plan Payout Percentage Executive's Individual Performance Multiplier Calendar Year 2017 Bonus Plan Payout Earned by Executive (as a Percentage of Base Salary) Set at the beginning of each fiscal year, based on competitive market analysis Based on Operating Margin Dollar achievement and Company's balanced scorecard performance; this factor was determined to be 217% of target following the conclusion of calendar year 2017 Based on individual performance; can range from 80 - 120%

Plan Design and Payout

Our Bonus Plan was structured to pay out 100% of each executive’s target bonus amount if we successfully achieved our target level of Operating Margin Dollar performance. Under the Bonus Plan, we were required to achieve a threshold level of Operating Margin Dollar achievement in order for the Bonus Plan to be funded.’3 Upon achievement of that threshold level, a participant’s actual bonus amount is then determined based upon a bonus payout grid, with Operating Margin Dollar achievement as the variable along one axis and, on the other axis, the score awarded to the Company by the Compensation Committee based upon its assessment of the Company’s performance as measured against a defined “balanced scorecard.”

The Compensation Committee set the target Operating Margin Dollar achievement at $1.2 billion for the year ended December 31, 2017, which exceeded twice the midpoint of the comparable target for the six months ended December 31, 2016 ($1.0 billion), and at a level that it believed was challenging to achieve based on market expectations for calendar 2017.

2 For our calendar year 2017 short-term incentive bonus plan, “Operating Margin Dollar achievement” represents our total revenues less total costs of revenues, research and development expenses and selling, general and administrative expenses, but excluding expenses related to acquisitions, severance and merger-related items.

3 The satisfaction of this pre-determined threshold level of Operating Margin Dollar achievement would trigger full funding of the Bonus Plan, and each participant’s maximum potential bonus opportunity.

With respect to the balanced scorecard assessment, the Compensation Committee reviewed our achievement of strategic objectives of Operational Excellence, Customer Focus, Growth, and Talent Management—which were assessed as follows:

Objectives	Assessment
Operational Excellence

The Compensation Committee considered the Company’s performance against its operational plan of record, management of fixed costs, business model performance, management of assets and key product distribution metrics. In doing so, the Compensation Committee reviewed order levels, new product introductions, expense fluctuations across different operations, inventory levels, cycle times and on-time delivery

Customer Focus

The Compensation Committee assessed the Company’s success in terms of market share, customer satisfaction, product differentiation and customer collaboration. This process included a review of the Company’s market position across divisions, competitive environment, feedback and recognition from customers, and next generation product and technology collaboration efforts

Growth	The Compensation Committee reviewed the Company’s absolute and relative growth, its rate of product adoption, and its positioning for future growth
Talent Management

The Compensation Committee assessed the Company’s success in acquiring, inspiring, developing and retaining top talent, as well as demonstrating solid employee engagement. This assessment included a review of the Company’s turnover and early career hiring

They then evaluated performance on a scale of 1 to 5, with “1” corresponding to “opportunity for improvement,” and “5” corresponding to “exceptional.” The Compensation Committee awarded the Company a balanced scorecard rating of “4” (“outstanding”), based on its assessment of our overall performance against our strategic goals during the calendar year. That combination, together with Operating Margin Dollar achievement of $1.435 billion in calendar 2017 (approximately 19.6% above target), resulted in a funding, before individual multipliers, of 217% of target bonuses under the Bonus Plan.

The Bonus Plan was structured so that, for each level of Operating Margin Dollar performance, the maximum payout would be reasonable relative to our financial results. The following examples highlight the possible funding levels at different levels of our performance, before applying individual multipliers.

Level of Operating Margin Dollars	Funding Level Details
Less than $ 240 million	▶ No payouts would be made under the Bonus Plan if the Company achieved Operating Margin Dollars of less than $240 million
$240 million (threshold)	▶ Maximum bonus funding level equal to 38% of the executive officers’ target bonuses, only achievable if the Compensation Committee awarded the Company a balanced scorecard score of 5 (“exceptional”)
$1.2 billion (target)

▶ Target level of Operating Margin Dollars of $1.2 billion significantly exceeded our operating margin dollar performance for the prior calendar year

▶ Maximum bonus funding level equal to 150% of the executive officers’ target bonuses, only achievable if the Compensation Committee awarded the Company a balanced scorecard score of 5

▶ The Bonus Plan would have funded at 100% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 3+

$1.8 billion (maximum)

▶ Operating Margin Dollars of $1.8 billion would have surpassed any 12-month period in our history

▶ Maximum bonus funding level equal to 240% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 1+ (“primarily meets expectations”)

▶ Minimum bonus funding level equal to 200% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 1 (“opportunity for improvement”)

Individual Multiplier

The Bonus Plan also contains an element of individual performance assessment. The Compensation Committee retains the discretion to increase or decrease each executive officer’s bonus amount based on the officer’s individual performance by applying an “individual performance multiplier” of between 80% and 120%. Following the completion of calendar year 2017, the Compensation Committee conducted a performance assessment of each executive officer, with input from Mr. Wallace (except with respect to his own compensation), based on the executive officer’s leadership skills, experience and performance, and established the individual performance multipliers for the NEOs set forth in the table below.

The following table presents each NEO’s target bonus (as a percentage of base salary and in dollars, based on actual salary paid during the year), as well as the bonus payout multiple generated by the Bonus Plan’s payout grid, based on our performance, the individual performance multiplier assigned to the NEO and the actual bonus amount paid to the officer.

Name	Officer’s Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary) (1)	Officer’s Target Bonus Award Under Bonus Plan ($)	Payout Multiple Based on Company Performance (Operating Margin Dollars and Balanced Scorecard)	Individual Performance Multiplier Assigned by Compensation Committee	Actual Bonus Payout Under Bonus Plan ($)	Actual Bonus Payout as a Percentage of Target Bonus
Richard P. Wallace	150%	1,350,000	217%	110%	3,224,500	238.7%
Bren D. Higgins	90%	450,000	217%	113%	1,100,000	220.0%
Teri A. Little	70%	262,500	217%	92%	530,000	201.9%
Ahmad A. Khan	90%	434,077	217%	110%	1,040,000	239.6%
Brian M. Trafas	80%	331,692	217%	110%	800,000	241.2%

(1)

The amounts in this column represent the applicable NEO’s target bonus (stated as a percentage of the officer’s base salary). Under the Bonus Plan, this percentage, when multiplied by (a) the payout percentage determined by the Bonus Plan’s bonus payout grid based on the Company’s performance, and (b) the NEO’s individual performance multiplier assigned by the Compensation Committee based on the officer’s performance, generated the officer’s actual bonus payment amount.

Long-Term Incentives—PRSUs

Fiscal Year 2018 Awards

The NEO’s fiscal 2018 PRSUs are tied to the Company’s free cash flow margin relative to its industry peer group companies for the three years ending June 30, 2020. Our free cash flow margin for that period will be calculated as the Company’s cumulative free cash flow (cash flow provided by operations, less capital expenditures), divided by cumulative revenues (“Relative Free Cash Flow Margin”), and that number will be compared against each company in the Company’s industry peer group for the three years ending June 30, 2020. A determination will be made after June 30, 2020, based on the Company’s percentile performance against its industry peer group, regarding the percentage of the fiscal year 2018 PRSUs that will have been earned. We believe that the Relative Free Cash Flow Margin metric is a key measure of our long-term performance and stockholder value creation. Our ability to generate cash from operations is essential to fund the expansive research and development efforts that are instrumental to our long-term success, as well as our efforts to return cash to stockholders. The relative nature of the metric ensures that the Company’s performance must compare favorably to our industry peer group companies (listed below) for shares to be earned. To the extent that we and/or one of our industry peer group companies completes a significant acquisition, the results of operations of the significant acquisition will be subtracted from our results and/or the results of our industry peer group company that completed the acquisition beginning in the first full quarter immediately following such acquisition, based on the results of the acquired company for the last four quarters of operations for which financial data is publicly available. The NEO’s fiscal year 2018 PRSUs vests 50% after three years and 50% after four years from the date of grant.

The following example highlights the possible payouts under the NEO’s fiscal year 2018 PRSU grants at different levels of Company performance:

Level of Relative Free Cash Flow Margin Performance	PRSU Payout Details
Less than 30th percentile	▶ No shares will be eligible to vest under the fiscal year 2018 PRSU if we achieve a Relative Free Cash Flow Margin below the 30th percentile
30th percentile (Threshold)	▶ 25% of the target number of shares achievable under this award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 30th percentile
55th percentile (Target)

▶ Target performance level will require strong performance relative to our industry peer group and is therefore considered challenging

▶ 100% of the target number of shares achievable under the award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 55th percentile

75th percentile or above (Maximum)

▶ Maximum performance level will require significant performance relative to the Company’s industry peer group and is therefore considered very challenging

▶ 150% of the target number of shares achievable under this award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 75th percentile or above

Payout will be interpolated if actual results fall between two of the defined percentile measurement points above.

The following table sets forth the minimum, target and maximum shares achievable by our NEOs with respect to the PRSU awards forming a part of their annual PRSU awards for fiscal year 2018:

Name	Type of Grant	Minimum Shares	Target Shares	Maximum Shares
Richard P. Wallace	Annual Grant (PRSU)	0	45,024	67,536
Bren D. Higgins	Annual Grant (PRSU)	0	11,256	16,884
Teri A. Little	Annual Grant (PRSU)	0	5,003	7,504
Ahmad A. Khan	Annual Grant (PRSU)	0	8,755	13,132
Brian M. Trafas	Annual Grant (PRSU)	0	5,003	7,504

Fiscal Year 2016 PRSUs—Performance Criteria Satisfaction Determination

The fiscal year 2016 PRSUs are tied to the three-year Relative Free Cash Flow Margin over fiscal years 2016, 2017 and 2018. As a result, after the completion of fiscal year 2018, the Compensation Committee determined the extent to which the fiscal year 2016 PRSUs had been earned (or in the case of the CEO, the independent members of the Board). The awards were paid out based on the formula set at the beginning of fiscal year 2016. The terms of the fiscal year 2016 PRSUs, including the target performance and payout level, actual results and vesting schedule, are summarized in the following table:

Terms of Fiscal Year 2016 PRSUs	Threshold	Target Level	Maximum Level	Actual Results
Relative Free Cash Flow Margin Performance	30th percentile	55th percentile	75th percentile	71st percentile
Payout Level (as a percentage of target shares)	25%	100%	125%	124%
Vesting Schedule	Fifty percent (50%) of the earned shares were issued in August 2018, and the remaining fifty percent (50%) will vest on the four- year anniversary of the grant date of the award.

The following table sets forth the minimum, target and maximum shares achievable by each NEO, as well as the actual number of shares earned by each NEO, with respect to the fiscal year 2016 PRSUs:

Name	Type of Grant	Minimum Shares	Target Shares	Maximum Shares	Actual Shares Earned
Richard P. Wallace	Annual PRSU	0	52,950	66,187	65,658
Bren D. Higgins	Annual PRSU	0	13,250	16,562	16,430
Teri A. Little	Annual PRSU	—	—	—	—
Ahmad A. Khan	Annual PRSU	0	13,250	16,562	16,430
Brian M. Trafas	Annual PRSU	0	8,800	11,000	10,912

Long Term Incentives—RSUs for Fiscal Year 2018

Annual Awards

Each NEO received an annual RSU grant during August 2017. The Compensation Committee typically approves annual grants to NEOs consisting of an RSU that vests 25% each year over four years and a PRSU with the same target number of shares as the RSUs that vests 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. However, in the case of the CEO, the independent members of the Board approved an annual grant weighted 40% for RSUs and 60% for PRSUs. The following table sets forth the annual RSU grants for each NEO in fiscal 2018:

Name	Shares
Richard P. Wallace	30,016
Bren D. Higgins	11,256
Teri A. Little	5,003
Ahmad A. Khan	8,755
Brian M. Trafas	5,003

Supplemental Awards

Two NEOs received a supplemental RSU grant during fiscal 2018, in addition to their annual RSU grants. The supplemental RSUs were granted following their transition to positions involving increased responsibility in the first quarter of fiscal 2018. The supplemental awards vest 25% each year over four years. The following table sets forth the supplemental awards granted in fiscal 2018.

Name	Shares
Ahmad A. Khan	7,029
Brian M. Trafas	7,029

Base Salary

The Compensation Committee annually reviews the base salaries of the executive officers as part of its overall compensation review, and considers the competitive market analysis of the Company’s industry peer group each year in determining whether to make an adjustment to the base salary for each NEO. The salaries of our NEOs were unchanged from fiscal year 2017, with the exception of an 11% increase for Mr. Khan and a 25% increase for Mr. Trafas to improve their overall competitive positioning. For fiscal year 2018, the Compensation Committee (or the independent members of the Board, in the case of the CEO) approved the base salaries set forth in the table below.

Name	Annual Base Salary Rate Approved During Fiscal Year 2018 ($)
Richard P. Wallace	900,000
Bren D. Higgins	500,000
Teri A. Little	375,000
Ahmad A. Khan	525,000
Brian M. Trafas	500,000

Perquisites and Other Compensation

We make only nominal use of perquisites in compensating our executive officers. All of our executive officers are entitled to receive Company-provided professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of $20,000 per calendar year, and are provided in order to allow our executive officers to devote their fullest attention to our business and to help ensure that their tax returns comply with IRS requirements.

In addition, our executive officers are eligible to participate in our 401(k) plan (including a Company matching contribution on employee 401(k) plan contributions), employee stock purchase plan and the other employee benefit plans sponsored by us on the same terms and conditions that are generally available to other eligible employees.

Severance Benefits and Change of Control Agreements

We currently have two plans that provide certain compensation and benefits in the event that a participant’s employment with the Company terminates under certain defined circumstances: our Executive Severance Plan, adopted in 2006 (the “Original Severance Plan”), and our 2010 Executive Severance Plan (the “2010 Severance Plan”). During fiscal year 2018, Mr. Wallace was a participant under the Original Severance Plan, and Messrs. Higgins, Khan and Trafas and Ms. Little were participants under the 2010 Severance Plan.

We believe the Original Severance Plan and the 2010 Severance Plan are important for the long-term retention of our senior executives and enhance their commitment to the attainment of our strategic objectives. The benefits provided under our severance plans will allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that the benefits provided under our severance plans are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success, and the value we expect to receive from retaining their services, including during challenging transition periods in connection with a change of control.

Deferred Compensation

We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation, with no Company match. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any defined benefit pension benefits or any other retirement benefits to NEOs, other than the 401(k) plan generally available to employees and the executive retiree medical program described below.

Executive Retiree Medical Program

We have established a retiree medical program to offer continued health benefits to certain current senior executive officers. To be eligible, an executive must be at least 55 years old with ten years of service with the Company, and must be in good standing with us at the time of retirement. Eligible executives are entitled to participate until age 65 and must pay the full cost of the premium. Participation in this program is limited to the Company’s Section 16 executive officers as of February 2011. The benefits described above shall be referred to herein as the “Executive Retiree Medical Benefits.” As of June 30, 2017, the only NEO potentially eligible to participate in this program was Mr. Wallace. No future participants (other than the current participants, to the extent they eventually become eligible to participate in the program) are allowed into the program.

Stock Ownership Guidelines; Policy Regarding Hedging

In November 2008, our Board adopted revised stock ownership guidelines applicable to our executive officers. Under that policy, our executives are expected to own KLA-Tencor Common Stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares
Chief Executive Officer	Value of at least four times annual base salary
Executive Vice President / Senior Vice President	Value of at least two times annual base salary

Unearned PRSUs do not count for purposes of measuring compliance with the ownership guidelines. The value of outstanding RSUs and PRSUs for which the performance-based vesting criteria have been achieved but for which the service-based vesting criteria have not yet been satisfied is included in measuring compliance. Each executive officer, once he or she has served in a position listed above for at least four years, is expected to comply with these guidelines. With respect to our CEO, the Compensation Committee conducts an annual review to assess compliance with the guidelines. Vice Presidents’ compliance is evaluated by the CEO. As of the Record Date, each of our NEOs was in compliance with this stock ownership requirement.

Under our Policy on Insider Trading and Unauthorized Disclosures, our directors and employees (including our NEOs) are not permitted to engage in short sales of our securities or any hedging or derivative securities transactions relating to our securities.

Compensation Committee Decision Making—Approval Procedures Overview and Market Data

The Compensation Committee takes a broad-based approach in evaluating and making decisions with respect to executive compensation. The charter of the Compensation Committee gives the Compensation Committee full authority for determining the compensation of our executive officers, other than the Chief Executive Officer, for whom the Compensation Committee makes recommendations to the Outside Directors for approval.

Advisor to the Compensation Committee

The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consultant, to provide the Compensation Committee with independent, objective analysis and advice on executive and director compensation matters. Semler Brossy reports directly to the Chair of the Compensation Committee and performs no other work for the Company.

Semler Brossy generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2018, Semler Brossy’s duties included providing the Compensation Committee with relevant market and industry data and analysis, as well as preparing and reviewing materials for the Compensation Committee’s meetings. In fulfilling these duties, Semler Brossy met, as needed and at the direction of the Compensation Committee, with our Chief Executive Officer, Senior Vice President of Human Resources and other executive officers and members of our Human Resources department.

The Compensation Committee determined that the work of Semler Brossy in fiscal year 2018 did not raise any conflicts of interest.

Approval Procedures

During multiple meetings (both with and without Company management present) and with the assistance of Semler Brossy, the Compensation Committee engaged in extensive deliberation in developing the fiscal year 2018 executive compensation program, seeking to establish compensation packages and target performance levels aimed at rewarding strong financial performance and long-term success of the Company. The Compensation Committee’s deliberations for all executive officers took into account a broad range of market data (described below), individual performance reviews and total compensation reports for each officer, the historically cyclical nature of our business, internally appropriate levels and targets relative to the officer’s role, and initial package recommendations from Semler Brossy and management. With regard to our Bonus Plan and the PRSUs granted to our NEOs, the proposed financial metrics and payout percentage recommendations were developed by management and approved by the Compensation Committee, with review and guidance from Semler Brossy.

With respect to the Chief Executive Officer’s compensation, the Compensation Committee considered recommendations prepared by Semler Brossy. Following extensive deliberation, the Compensation Committee recommended Mr. Wallace’s proposed fiscal year 2018 target compensation opportunities and RSU grants to the Outside Directors. The Outside Directors then discussed and, in August 2017, approved Mr. Wallace’s fiscal year 2018 target compensation opportunities, PRSU and RSU grants as recommended. Mr. Wallace was not present and did not participate in the discussions regarding his own compensation.

For the other NEOs, the Compensation Committee, after considering the performance reviews and recommendations of Mr. Wallace, as well as extensive comparative compensation data provided by Semler Brossy, approved the target compensation opportunities, PRSU and RSU grants for the other NEOs in August 2017 and RSU grants in November 2017, respectively.

In each case, when establishing each element of compensation and the overall target compensation opportunities for the NEOs, the Compensation Committee and the Outside Directors exercised their judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Market Data

Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation Committee reviews a number of different data sources (including the Company’s industry peer group and broader market data) to assess whether we are offering compensation opportunities that are competitive with those offered by other employers seeking to attract the same talented individuals.

The industry peer group is comprised of U.S. publicly traded companies in the semiconductor and semiconductor equipment industries that had at least 0.3x the Company’s trailing four-quarter revenues and at least 0.2x the Company’s 200-day average market capitalization value. Additionally, the peer group is reviewed to remove companies that we feel are too large to provide meaningful comparison.

Below is the list of industry peer group companies used in developing our fiscal year 2018 program:

Advanced Micro Devices, Inc.	Cypress Semiconductor Corp.	Microchip Technology, Inc.	Qorvo, Inc.
Analog Devices, Inc.	First Solar, Inc.	Micron Technology, Inc.	Skyworks Solutions, Inc.
Applied Materials, Inc.	Lam Research Corporation	Microsemi Corporation	Teradyne, Inc.
Broadcom Ltd.	Marvell Technology Group Ltd.	NVIDIA Corporation	Texas Instruments Incorporated
Cree, Inc.	Maxim Integrated Products, Inc.	ON Semiconductor Corp.	Xilinx, Inc.

The Compensation Committee periodically reviews and, as appropriate, may approve changes to the list. For fiscal year 2018, the Compensation Committee decided to remove SunPower and SunEdison due to the companies no longer having the relevant financials for comparison. Linear Technology was also removed due to the completion of the merger with Analog Devices. In addition, the Compensation Committee added Qorvo and Cypress Semiconductor to the peer group list as both are relevant comparators in the semiconductor space. In May 2018, Microsemi Corporation was removed from the peer group list above due to its acquisition by Microchip Technology, Inc.

When assessing our fiscal year 2018 program, the Compensation Committee reviewed information developed by Semler Brossy regarding the compensation levels, programs and practices of our industry peer group to obtain comparative data and identify compensation trends and practices.

Though the Compensation Committee referred to percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation Committee did not employ specific equations for determining compensation amounts based on such data. Rather, the Compensation Committee’s emphasis was on establishing compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflect each executive officer’s skill set and experience, drive performance and encourage retention of top performers.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction to publicly-traded companies for compensation paid to the CEO and the three other highest paid executive officers for compensation that exceeds $1.0 million per officer in any taxable year.

The Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation program should be only one of a number of relevant factors taken into consideration when establishing the program, and not the sole or primary factor. We expect that the vast majority of the compensation we provide to NEOs will not be deductible under Section 162(m) in future periods.

Clawback Policy

We maintain a clawback policy, which is set forth in the Compensation Committee’s charter. This policy provides that in the event of a significant restatement of financial results resulting from fraud, misconduct, material non-compliance or material errors, the Compensation Committee may direct that the Company recover all or a portion of performance-based compensation, including bonuses and long-term incentive awards, made to executive officers during the restatement period. This direction may be made by the Compensation Committee in its sole discretion, as long as the Compensation Committee is acting in good faith and in compliance with applicable laws. The policy states that the amount to be recovered from an executive officer will be the amount by which the performance-based compensation exceeded the amount that would have been payable to the executive officer had the financial statements been initially filed as restated. However, the Compensation Committee has the discretion to direct the Company to recover any different amount (including the entire award) that the Compensation Committee may determine. In addition, the Compensation Committee may, in its discretion, recover different amounts from different executive officers on any basis as the Compensation Committee deems appropriate and, to the extent it determines to seek any such recovery, has full discretion regarding the form of such recovery. More information regarding this policy is contained in the Compensation Committee’s charter, which is available on our Investor Relations website at http://ir.kla-tencor.com.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA-Tencor specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Kevin J. Kennedy, Chairman

Edward W. Barnholt

Gary B. Moore

Robert A. Rango

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2018, 2017 and 2016 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in fiscal year 2018 who were serving as executive officers as of June 30, 2018. The individuals named in the table below are referred to as our “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (1)(3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)		(e)	(g)	(h)
Richard P. Wallace	2018	900,000	6,675,558	(5)	3,224,500	1,591,242	12,391,300
President & Chief	2017	900,000	10,975,987	(6)	1,100,790	1,602,473	14,579,250
Executive Officer	2016	934,615	5,501,505	(7)	4,205,769	1,984,664	12,626,553
Bren D. Higgins	2018	500,000	2,002,668	(5)	1,100,000	416,498	4,019,166
Executive Vice President &	2017	482,308	3,755,594		340,963	253,227	4,832,092
Chief Financial Officer	2016	457,693	1,376,675	(7)	1,098,462	255,640	3,188,470
Teri A. Little	2018	375,000	890,134	(5)	530,000	42,794	1,837,928
Executive Vice President, Chief
Legal Officer and Secretary
Ahmad A. Khan	2018	507,308	2,296,789	(5)	1,040,000	327,931	4,172,028
Executive Vice President,	2017	475,000	2,998,278		348,583	411,995	4,233,856
Global Products Group	2016	478,846	1,376,675	(7)	1,095,935	372,648	3,324,104
Brian M. Trafas	2018	464,615	1,629,233	(5)	800,000	266,987	3,160,835
Executive Vice President,	2017	400,000	2,003,867		239,184	308,666	2,951,717
Global Customer Organization

(1)

Includes amounts deferred under our 401(k) plan, a tax-qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code, and our EDSP, a nonqualified deferred compensation program available to the executive officers and certain other employees.

(2)

The amounts shown in column (d) represent the aggregate grant date fair value of all RSUs and PRSUs awarded to the particular executive officer during the applicable fiscal year. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs and PRSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the SEC on August 6, 2018.

RSUs and PRSUs were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any PRSUs).

With respect to RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), the grant date fair value of each such RSU has been computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date.

With respect to PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria), the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. For more information regarding specific awards, please refer to footnotes (5), (6) and (7) to this Summary Compensation Table.

We did not grant any stock options to any of the NEOs during fiscal years 2018, 2017 or 2016.

(3)	The amounts shown in column (e) for fiscal years 2018, 2017 and 2016 reflect the payments earned by each NEO under our short-term cash incentive plan for the applicable fiscal year.

(4)	The amounts presented in column (g) consist of the following:

For the fiscal year ended June 30, 2018:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2018 ($)	Total ($)
Richard P. Wallace	4,000	18,121	2,376	1,566,745	1,591,242
Bren D. Higgins	4,000	18,121	1,320	393,057	416,498
Teri A. Little	4,000	18,121	990	19,683	42,794
Ahmad A. Khan	4,000	18,121	1,342	304,468	327,931
Brian M. Trafas	4,000	—	1,562	261,425	266,987

The PRSUs and RSUs granted in fiscal year 2018 were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to the then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan that will be paid subject to the vesting requirements of the underlying awards. During fiscal year 2017, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only.

For the fiscal year ended June 30, 2017:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2017 ($)	Total ($)
Richard P. Wallace	4,000	19,715	2,376	1,576,382	1,602,473
Bren D. Higgins	4,000	19,538	1,265	228,424	253,227
Ahmad A. Khan	4,000	19,715	1,254	387,026	411,995
Brian M. Trafas	4,000	—	1,056	303,610	308,666

The PRSUs and certain of the RSUs granted in fiscal year 2017 were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to the then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan that will be paid subject to the vesting requirements of the underlying awards. During fiscal year 2017, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only.

For the fiscal year ended June 30, 2016:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2016 ($)	Total ($)
Richard P. Wallace	4,000	19,505	1,440	1,959,719	1,984,664
Bren D. Higgins	4,000	11,104	1,272	239,264	255,640
Ahmad A. Khan	4,000	9,776	1,332	357,540	372,648

The PRSUs and RSUs issued to the NEOs in fiscal year 2016 were granted with dividend equivalent rights. During fiscal year 2016, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only.

(5)

A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2018 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2020 relative to our industry peer group. The fiscal year 2018 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 150% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2018 are as follows: (a) for Mr. Wallace, $4,005,335; (b) for Mr. Higgins, $1,001,334; (c) for Ms. Little, $445,067; (d) for Mr. Khan, $778,845; and (e) for Mr. Trafas, $445,067. The grant date fair value of the fiscal year 2018 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $6,008,003; (b) for Mr. Higgins, $1,502,001; (c) for Ms. Little, $667,556; (d) for Mr. Khan, $1,168,223; and (e) for Mr. Trafas, $667,556. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2018 PRSUs (and therefore the number of shares issuable under the fiscal year 2018 PRSUs) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the Outside Directors) following the completion of fiscal year 2020.

(6)

A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2017 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending September 30, 2019 relative to our industry peer group. The fiscal year 2017 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2017 are $2,524,439. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2017 PRSUs (and therefore the number of shares issuable under the fiscal year 2017 PRSUs) will be determined by the independent members of the Board following September 30, 2019.

(7)

A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date, adjusted to exclude the present value of dividends foregone over the vesting period. The number of shares issuable under the fiscal year 2016 PRSUs was determined by the Company’s Relative Free Cash Flow Margin over fiscal years 2016, 2017 and 2018 relative to our industry peer group. The fiscal year 2016 PRSUs are structured so that 100% of the target number of shares underlying the awards will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2016 are as follows: (a) for Mr. Wallace, $2,750,753; (b) for Mr. Higgins, $688,338; and (c) for Mr. Khan, $688,338. The grant date fair value of the fiscal year 2016 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $3,438,415; (b) for Mr. Higgins, $860,396; and (c) for Mr. Khan, $860,396. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2016 PRSUs (and therefore the number of shares issuable under the fiscal year 2016 PRSUs) was determined by the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) following the completion of fiscal year 2018 and was determined to be above the 71st percentile and, therefore, the number of shares earned under the fiscal year 2016 PRSUs was determined to be 124% of the target number of shares underlying the applicable awards.

Of the NEOs, Messrs. Wallace, Khan and Trafas participated in our EDSP during fiscal years 2018, 2017 or 2016. No portion of the applicable NEO’s investment earnings (or losses, as applicable) during fiscal years 2018, 2017 or 2016 on his nonqualified deferred compensation account under the EDSP was “above market” or “preferential.” Each NEO’s earnings (or losses, as applicable) corresponded to the actual market earnings (or losses, as applicable) on a select group of investment funds utilized to track the notional investment return on the officer’s account balance for the applicable fiscal year. The investment earnings (or losses, as applicable) under the EDSP for the NEOs who participated in such plan during the fiscal years 2018, 2017 and 2016 were as follows:

Name	Year	Earnings on NEO’s EDSP Account ($)
Richard P. Wallace	2018	264,045
	2017	268,196
	2016	18,120
Ahmad A. Khan	2018	74,650
	2017	144,717
	2016	1,337
Brian M. Trafas	2018	123,931
	2017	130,999

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a NEO during the fiscal year ended June 30, 2018 under a compensation plan. No stock options or stock appreciation rights were granted to any of the NEOs during the fiscal year ended June 30, 2018.

			Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Potential Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Grant Date		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Threshold (#) (5)	Target (#) (6)	Maximum (#) (7)	Grant Date Fair Value of Equity Awards ($) (8)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
Richard P. Wallace	—		175,500	1,350,000	2,700,000
President & Chief	8/3/17	(9)				30,016	30,016	30,016	2,670,223
Executive Officer	8/3/17	(10)				11,256	45,024	67,536	4,005,335
Bren D. Higgins	—		58,500	450,000	900,000
Executive Vice President &	8/3/17	(9)				11,256	11,256	11,256	1,001,334
Chief Financial Officer	8/3/17	(10)				2,814	11,256	16,884	1,001,334
Teri A. Little	—		34,125	262,500	525,000
Executive Vice President &	8/3/17	(9)				5,003	5,003	5,003	445,067
Chief Legal Officer	8/3/17	(10)				1,250	5,003	7,504	445,067
Ahmad A. Khan	—		61,425	472,500	945,000
Executive Vice President,	11/1/17					7,029	7,029	7,029	739,099
Global Products Group	8/3/17	(9)				8,755	8,755	8,755	778,845
	8/3/17	(10)				2,188	8,755	13,132	778,845
Brian M. Trafas	—		52,000	400,000	800,000
Senior Vice President	11/1/17	(9)				7,029	7,029	7,029	739,099
Global Customer Organization	8/3/17	(9)				5,003	5,003	5,003	445,067
	8/3/17	(10)				1,250	5,003	7,504	445,067

(1)

The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could be earned under our calendar year 2018 Executive Incentive Plan (the “Calendar Bonus Plan”) based on the Company’s performance for calendar year 2018.

(2)

The threshold amount is calculated as the minimum amount that could be payable under the Calendar Bonus Plan to the applicable NEO assuming satisfaction of the initial performance threshold required to fund the particular plan (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Calendar Bonus Plan, the actual percentage of the executive’s target bonus payable was or will be determined by a combination of (a) the Company’s achieved level of Operating Margin Dollars, and (b) an assessment by the Compensation Committee (or the independent members of the Board, as applicable) of the extent to which the Company’s balanced scorecard goals for the applicable period had been achieved. If the Company had achieved exactly the threshold level of Operating Margin Dollars required to fund the Calendar Bonus Plan (and no higher), the Compensation Committee and the independent members of the Board would have been able to set such percentage as low as 13% of the executives’ target bonus amounts based on their assessment of the Company’s balanced scorecard achievement.

(3)

The amount in column (d) reflects the amount that could be payable under the Calendar Bonus Plan to the applicable NEO assuming payment of the officer’s full target bonus (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Calendar Bonus Plan, a payout of 100% of a participant’s target bonus will be payable upon Company achievement of its target level of operating results (in terms of both the Company’s Operating Margin Dollar achievement and the Company’s achievement of its balanced scorecard goals).

(4)

The amount in column (e) reflects the maximum amount that was or is potentially payable under the Calendar Bonus Plan to the applicable NEO (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Calendar Bonus Plan, each NEO could potentially have earned up to 200% of his or her target bonus, based on the Company’s Operating Margin Dollar achievement and the Compensation Committee’s assessment of the Company’s achievement of its balanced scorecard goals and the officer’s individual performance multiplier.

(5)

The threshold amount is calculated as the minimum number of shares that would be able to be earned under the fiscal year 2018 RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria) and PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria) granted to the applicable NEO assuming satisfaction of the initial performance threshold, if any, required to earn any shares under the applicable award.

With respect to the fiscal year 2018 PRSUs, under the structure of such awards, the actual number of shares that will be potentially issuable under such award will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2020. The number of shares reported in column (f) reflects the number of shares that would be earned by the applicable officer if the Company were to achieve, for the three-year performance period covered by those awards, exactly the threshold level of Relative Free Cash Flow Margin performance (the 30th percentile) necessary to earn any shares under the fiscal year 2018 PRSU award. If the Company were to achieve exactly the threshold level of Relative Free Cash Flow Margin performance for such period (and no higher), then twenty-five percent (25%) of the target number of shares subject to such awards would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such award.

(6)	The target amount is calculated as the number of shares that would be able to be earned under the fiscal year 2018 RSUs and PRSUs granted to the applicable NEO assuming Company performance at target.

With respect to the fiscal year 2018 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (g).

With respect to the fiscal year 2018 PRSUs, the number of shares reported in column (g) reflects the number of shares that would be earned if the Company were to achieve exactly its target level of three-year Relative Free Cash Flow Margin performance (the 55th percentile) for the three-year performance period covered by the award. If the Company were to achieve that target level of Relative Free Cash Flow Margin performance, then one hundred percent (100%) of the target number of shares subject to the fiscal year 2018 PRSUs would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(7)	The maximum amount reflects the maximum number of shares potentially earnable under the applicable award.

With respect to the fiscal year 2018 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (h).

With respect to the fiscal year 2018 PRSUs, the number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned under those awards. Under the terms of the fiscal year 2018 PRSUs, the NEO can potentially earn up to 150% of the target number of shares subject to those awards if the Company’s three-year Relative Free Cash Flow Margin performance for the three-year period ending June 30, 2020 equals or exceeds the 75th percentile, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(8)	The dollar value reported in column (i) represents the grant date fair value of the applicable RSU or PRSU calculated in accordance with the SEC’s applicable requirements.

With respect to RSUs, the grant date fair value of each such RSU has been computed in accordance with ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date.

With respect to PRSUs, the grant date fair value of the award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the award and the closing fair market value of our Common Stock on the grant date. Because the PRSUs granted during fiscal year 2018 were structured so that they would be fully earned upon achievement by KLA-Tencor of its target level of three-year Relative Free Cash Flow Margin performance over the three-year period ending June 30, 2020 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the target number of shares potentially issuable under the applicable award.

(9)

Reflects an award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2018. Twenty-five percent (25%) of the shares will vest on the one-year anniversary of the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(10)

Reflects an award of PRSUs (equal to 50% of the executive officer’s total equity awards on the grant date, or 60% in the case of the CEO) that have both a performance-vesting component tied to the Company’s three-year Relative Free Cash Flow Margin over three-year period ending June 30, 2020 and a service-vesting component tied to continued service. The achievement of the performance-vesting component of PRSUs (i.e., the number of shares that will be issuable to the NEO under his or her PRSU, if he or she satisfies the applicable service-vesting requirements) will be determined following June 30, 2020. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date) and the remaining fifty percent (50%) will vest on the fourth anniversary of the date of grant, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of June 30, 2018. None of the NEOs held stock option awards as of June 30, 2018.

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Richard P. Wallace	41,817	(2)	4,287,497
President & Chief Executive Officer	65,658	(3)	6,731,915
	25,740	(4)	2,369,122
	67,536	(5)	6,924,466
	154,605	(6)	15,851,651
Bren D. Higgins	16,430	(3)	1,684,568
Executive Vice President & Chief	5,353	(4)	548,843
Financial Officer	16,884	(5)	1,731,117
	58,273	(6)	5,974,731
Teri A. Little	7,504	(5)	769,385
Executive Vice President, Chief Legal	24,818	(6)	2,544,590
Officer & Secretary
Ahmad A. Khan	16,430	(3)	1,684,568
Executive Vice President,	5,353	(4)	548,843
Global Products Group	13,132	(5)	1,346,424
	55,274	(6)	5,667,243
Brian M. Trafas	10,912	(3)	1,118,807
Executive Vice President,	4,300	(4)	440,879
Global Customer Organization	7,504	(5)	769,385
	37,958	(6)	3,891,834

(1)	Calculated based on the $102.53 closing price per share of our Common Stock on June 30, 2018.

(2)

This grant represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in November 2016. The achievement of the performance-vesting component of these PRSUs (i.e., the number of shares that will be issuable to the NEO under his or her PRSU, if he or she satisfies the applicable service-vesting requirements) will be determined following September 30, 2019 based on the Company’s three-year Relative Free Cash Flow Margin over the three-year period ending September 30, 2019. One hundred percent (100%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), provided the NEO continues in our employ through the vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(3)

These grants represent 124% of the target number of shares of our Common Stock under PRSUs that were granted to the applicable NEO in August 2015. The achievement of the performance-vesting component of these PRSUs was determined to be at the 71st percentile following the completion of fiscal year 2018 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2016, 2017 and 2018. Fifty percent (50%) of the earned shares vested on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(4)

These grants represent 117% of the target number of shares of our Common Stock under PRSUs that were granted to the applicable executive officer in August 2014. The achievement of the performance-vesting component of these PRSUs was determined to be at the 71st percentile following the completion of fiscal year 2018 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2015, 2016 and 2017. Fifty percent (50%) of the earned shares vested on the date that such shares were determined to have been earned, and the remaining fifty percent (50%) vested on the four-year anniversary of the grant date.

(5)

These grants represent the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in August 2017. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2020 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2018, 2019 and 2020 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(6)

These RSUs were granted with only service-based vesting criteria that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Twenty-five percent (25%) of the total number of shares underlying each of these awards vests and becomes issuable upon completion of one year of service measured from the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the NEO continues in our employ through the applicable vesting date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2018
Richard P. Wallace	8/3/2017	30,016	—
	11/11/2016	33,454	8,364
	8/4/2016	82,700	20,675
	8/6/2015	52,950	26,476
	8/7/2014	44,000	33,000
Bren D. Higgins	8/3/2017	11,256	—
	11/11/2016	30,109	7,528
	8/4/2016	20,700	5,175
	8/6/2015	13,250	6,626
	8/7/2014	9,150	6,863
Teri A. Little	8/3/2017	5,003	—
	11/11/2016	10,037	2,510
	8/4/2016	7,600	1,900
	11/4/2015	10,000	5,000
	9/3/2015	3,178	1,590
Ahmad A. Khan	11/1/2017	7,029	—
	8/3/2017	8,755	—
	11/11/2016	20,073	5,019
	8/4/2016	20,700	5,175
	8/6/2015	13,250	6,626
	8/7/2014	9,150	6,863
Brian M. Trafas	11/1/2017	7,029	—
	8/3/2017	5,003	—
	2/1/2017	7,100	1,775
	11/11/2016	5,353	1,339
	8/4/2016	13,800	3,450
	8/6/2015	8,800	4,400
	8/7/2014	7,350	5,513

Option Exercises and Stock Vested

The following table sets forth information with respect to shares of our Common Stock subject to RSUs or PRSUs held by the NEOs that vested during the fiscal year ended June 30, 2018. No stock appreciation rights or stock options were held or exercised by the NEOs during the fiscal year ended June 30, 2018.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Richard P. Wallace	117,955	10,751,853
President & Chief Executive Officer
Bren D. Higgins	34,911	3,236,884
Executive Vice President & Chief Financial Officer
Teri A. Little	7,705	766,445
Executive Vice President, Chief Legal Officer & Secretary
Ahmad A. Khan	27,369	2,565,451
Executive Vice President, Global Products Group
Brian M. Trafas	21,156	1,963,864
Executive Vice President, Global Customer Organization

(1)

Our 2004 Equity Plan allows us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares, and the net remaining shares were issued to each officer. The following reflects the net number of shares that were issued to each officer, after giving effect to such withholding, during the fiscal year ended June 30, 2018: Mr. Wallace: 56,402 shares; Mr. Higgins: 17,672 shares; Ms. Little: 4,807 shares; Mr. Khan: 13,093 shares; and Mr. Trafas: 10,385 shares.

(2)

Based on the closing market price of the vested shares on the vesting date (or, if the vesting date occurred on a day on which the NASDAQ Stock Market was closed for trading, the closing market price of our Common Stock on the last completed trading day immediately prior to the vesting date). Does not include dividend equivalent rights on the vested shares.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Wallace, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the fiscal 2018 annual total compensation as determined under Item 402 of Regulation S-K for Mr. Wallace was $12,391,300. The fiscal 2018 annual total compensation as determined under Item 402 of Regulation S-K for the median employee was $99,972. Based on the foregoing, our estimate of the ratio of Mr. Wallace’s annual total compensation to the median employee’s annual total compensation for fiscal 2018 is 124 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that were used were as follows:

We selected April 5, 2018, which is within the last three months of fiscal 2018, as the date upon which we would identify the “median employee”. On that date, we and our subsidiaries employed a total of 6,521 employees. We identified the “median employee” based on total target compensation of each employee within our global workforce as set forth in our human resources database, which included target salary, cash bonus, equity compensation and other long-term incentive compensation for fiscal 2018. For employees outside the United States, we converted their compensation to U.S. dollars using the exchange rate provided by our Finance organization, in effect as of March 31, 2018.

We calculated the total annual compensation for the “median employee” for fiscal 2018 in the same manner in which Mr. Wallace’s total annual compensation was calculated in the summary compensation table.

Nonqualified Deferred Compensation

We have established the EDSP in order to provide our executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferral is fully vested at all times but is not matched with any Company funds. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. As of June 30, 2018, there were a total of 18 investment funds available for selection under the EDSP, and the participant may periodically change his or her investment elections. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on EDSP participants as a funding vehicle for a portion of our obligations under the EDSP.

The following table shows the deferred compensation activity for each NEO during the fiscal year ended June 30, 2018:

Name and Principal Position	Executive Contributions in Fiscal Year 2018 ($)	Company Contributions in Fiscal Year 2018 ($)	Aggregate Earnings in Fiscal Year 2018 ($) (1)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of June 30, 2018 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Richard P. Wallace	—	—	264,045	—	1,977,592
President & Chief Executive Officer
Bren D. Higgins	—	—	—	—	—
Executive Vice President &
Chief Financial Officer
Teri A. Little	—	—	—	—	—
Executive Vice President,
Chief Legal Officer & Secretary
Ahmad A. Khan	—	—	74,650	32,495	1,451,272
Executive Vice President,
Global Products Group
Brian M. Trafas	—	—	123,931	—	1,258,933
Executive Vice President,
Global Customer Organization

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on the officer’s account balance for fiscal year 2018. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in this column (d) for each NEO are not reported in the Summary Compensation Table.

(2)	The 18 investment funds named below were available for selection under the EDSP for some or all of fiscal year 2018. The rate of return for each such fund for fiscal year 2018 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2018
American Funds IS Growth [2]	22.51%
Deutsche Small Cap Index VIP A	17.32%
DFA VA US Targeted Value	14.13%
MFS VIT Global Equity Initial	4.98%
PIMCO VIT Total Return Institutional	-0.03%
T. Rowe Price Blue Chip Growth	27.49%
T. Rowe Price Mid Cap Growth	14.29%
Templeton Foreign VIP [1]	2.28%
Transamerica JP Morgan Mid Cap Value VP Initial	6.61%
Vanguard VIF Balanced	6.77%
Vanguard VIF Equity Income	9.83%
Vanguard VIF Equity Index	14.20%
Vanguard VIF High Yield Bond	0.93%
Vanguard VIF International	19.39%
Vanguard VIF REIT Index	2.89%
Vanguard VIF Small Company Growth	21.46%
Vanguard VIF Total Bond Market Index	-0.60%
Wells Fargo Government Money Market Institutional*	1.16%

Potential Payments Upon Termination or Change of Control

In January 2006, our Board adopted an Executive Severance Plan (the “Original Severance Plan”). In November 1010, our Compensation Committee adopted a 2010 Executive Severance Plan (the “2010 Severance Plan”). The 2010 Severance Plan exists in parallel with the Original Severance Plan, which remains in full force and effect for existing participants under that plan until terminated or modified in accordance with its terms. No participant under the 2010 Severance Plan is eligible to simultaneously participate under the Original Severance Plan, and no participant under the Original Severance Plan is eligible to simultaneously participate under the 2010 Severance Plan.

The Original Severance Plan and the 2010 Severance Plan each provide certain compensation and benefits in the event that a participant’s employment with us terminates under certain defined circumstances. In exchange for receiving benefits under either plan, the participant must agree to certain non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the applicable plan. Each plan also contains a mitigation provision in which the benefits payable are subject to reduction to the extent the participant earns post-termination compensation from another source. All of our NEOs participated in either the Original Severance Plan or the 2010 Severance Plan during fiscal year 2018, as described in more detail below.

The terms of and benefits payable under our two severance plans are in many ways similar to one another. In October 2016, the Compensation Committee approved amendments to the Original Severance Plan to eliminate the tax gross-up provisions related to excise taxes that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as the result of a participant receiving a payment that would constitute a “parachute payment” within the meaning of Code Section 280G upon or in connection with a change of control of the Company. Both severance plans contain a “best results” provision, which is described in more detail below. In addition, as part of a routine assessment of competitive market practices for executive severance benefits, our Board approved amendments to the Original Severance Plan and 2010 Severance Plan on September 21, 2015 (the “2015 Severance Plan Amendments”) to remove the mitigation and non-compete provisions, and to provide that all cash benefits are payable under the applicable plan in a lump sum. The 2015 Severance Plan Amendments also revised the Original Severance Plan and 2010 Severance

Plan to include the Executive Retiree Medical Benefits and make certain other clarifications. For additional information about this benefit, please refer to the “Executive Retiree Medical Program” description.

Mr. Wallace currently participates in the Original Severance Plan.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then he will receive (i) salary continuation payments for two years payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on his annual incentive bonus for the then-most recently completed calendar year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then he will receive (i) salary continuation payments for three years payable in a lump sum, (ii) an amount equal to three times his average annual bonus for the preceding three completed years, payable in a lump sum, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period payable in a lump sum, and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2018, the calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

Mr. Wallace also is eligible for the Executive Retiree Medical Benefits in accordance with the terms described above.

Certain of the RSUs and PRSUs granted to Mr. Wallace were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan, which will be paid subject to the vesting requirements of the underlying awards. Accordingly, in connection with an acceleration of vesting of certain of the outstanding equity awards held by Mr. Wallace, as applicable, Mr. Wallace would be entitled to receive accrued dividend equivalents and the benefit of the equitable and proportionate adjustment of the special cash dividend attributable to such outstanding equity awards that accelerate.

The Original Severance Plan provides that, if a payment under the Original Severance Plan would constitute a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

2010 Severance Plan

Messrs. Higgins, Khan and Trafas and Ms. Little participate in the 2010 Severance Plan, which was amended by the 2015 Severance Plan Amendments in September 2015. They each have the right to receive benefits under that plan solely in connection with a termination of their employment under certain circumstances within one year following a change of control of the Company.

If Messrs. Higgins, Khan or Trafas or Ms. Little is terminated other than for cause, or voluntarily resigns for good reason, within one year following a change of control, then such officer will receive (i) salary continuation payments for 18 months payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) 100% vesting acceleration of all of his outstanding equity awards, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2018, the calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

Certain of the RSUs and PRSUs granted to Messrs. Higgins, Khan and Trafas and Ms. Little were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan, which will be paid subject to the vesting requirements of the underlying awards. Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Messrs. Higgins, Khan or Trafas or Ms. Little, such officer would be entitled to receive accrued dividend equivalents and the benefit of the equitable and proportionate adjustment for the special cash dividend attributable to his or her accelerated equity awards.

The 2010 Severance Plan provides that, if a payment under the 2010 Severance Plan would constitute such a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

Table Reflecting Potential Termination and Change of Control Payments

The following table shows the estimated amounts that would have been payable to each of the NEOs upon the occurrence of each of the indicated events, had the applicable event occurred on June 30, 2018. For such officers, the amount attributable to the accelerated vesting of PRSUs and RSUs is based upon the closing fair market value of our Common Stock on the last trading day of fiscal year 2018 ($102.53 per share). The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans. The amounts that would have been payable to each of our NEOs upon the occurrence of the indicated event had the applicable event occurred on June 30, 2018 are as follows:

Original Severance Plan

Name and Principal Position	Event	Salary / Bonus Continuation ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($) (1)		Payment of Dividend Equivalents ($) (2)	Total ($)
Richard P. Wallace President & Chief Executive Officer	Termination without Cause or Resignation for Good Reason (3)	1,800,000	3,224,500	19,370,070	(4)	1,556,609	26,281,179
	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	10,936,059	3,224,500	36,434,651	(6)	2,071,113	52,961,323

2010 Severance Plan

Name and Principal Position	Event	Salary / Bonus Continuation ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($) (1)		Payment of Dividend Equivalents ($) (2)	Total ($)
Bren D. Higgins Executive Vice President & Chief Financial Officer	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	750,000	1,100,000	9,939,258	(6)	512,616	12,301,874
Teri A. Little Executive Vice President, Chief Legal Officer & Secretary	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	562,500	530,000	3,313,975	(6)	103,657	4,510,132
Ahmad A. Khan Executive Vice President, Global Products Group	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	787,500	1,040,000	9,247,078	(6)	479,262	11,553,840
Brian M. Trafas Executive Vice President, Global Customer Organization	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	750,000	800,000	6,220,905	(6)	338,972	8,109,877

(1)

As noted above, pursuant to the terms of the Original Severance Plan and the 2010 Severance Plan, the vesting acceleration of outstanding equity awards, when applied to any PRSUs for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date, is to be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award, except that, under the Original Severance Plan and the 2010 Severance Plan, in a qualifying termination following a Change of Control, the vesting acceleration of performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date is based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the Change of Control.

The number of shares earnable under the fiscal year 2018 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2020. Under the terms of the fiscal year 2018 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2018 PRSUs have been included for purposes of this table at 150% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2017 PRSUs is based on the Company’s achieved level of three-year Relative Free Cash Flow Margin over the three-year period ending September 30, 2019. Under the terms of the fiscal year 2017 PRSU awards, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2017 PRSUs have been included for purposes of this table at 125% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2016 PRSUs is based on the Company’s achieved level of three-year Relative Free Cash Flow Margin over fiscal years 2016, 2017 and 2018. Under the terms of the fiscal year 2016 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2016 PRSU awards have been included for purposes of this table at 124% of the target number of shares underlying the awards.

(2)

The RSUs and PRSUs granted to Messrs. Wallace, Higgins, Khan and Trafas and Ms. Little in fiscal year 2018 were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards).

(3)

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Cause” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the applicable period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Good Reason” means the occurrence of any of the following events without the participant’s written consent: (i) a material change in the participant’s reporting requirements such that the participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the participant was reporting immediately prior to such change; (ii) a material reduction of the participant’s duties, authority or responsibilities; (iii) a material reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iv) a material reduction in the aggregate level of the participant’s overall compensation, other than a reduction that applies to other executives generally; or (v) a material relocation of the participant’s office, with a relocation of more than fifty (50) miles from its then present location to be deemed material, unless such relocated office is closer to the participant’s then principal residence; provided however, that in no event shall Good Reason exist unless (a) the participant provides us, within ninety (90) days after the occurrence of the event or transaction, written notice specifying in detail the grounds for a purported Good Reason resignation, (b) we fail to cure the purported grounds for the Good Reason within thirty (30) days following the receipt of such notice, and (c) the participant resigns within sixty (60) days after we fail to take such timely curative action, but in no event more than one hundred eighty (180) days after the occurrence of the event or transaction identified in the notice to us as the grounds for the Good Reason resignation.

(4)

The vesting schedules for the RSUs and PRSUs outstanding as of June 30, 2018 are listed in the footnotes to the table entitled “Outstanding Equity Awards at Fiscal Year End.” The amounts marked by this footnote (4) reflect the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards and considering the maximum potential payout for the performance based awards.

(5)

For purposes of the Original Severance Plan and the 2010 Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of our Board, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of a specified date (February 16, 2006 for the Original Severance Plan; November 3, 2010 for the 2010 Severance Plan), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(6)

The amounts marked by this footnote (6) reflect both (a) the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards, and (b) the accelerated vesting of the applicable officer’s outstanding equity awards for service periods after the date of his or her termination or resignation. The following table provides the breakdown for each such reported amount:

Name	Value of Pro- Rated Vesting Through Date of Termination / Resignation ($)	Value of Accelerated Vesting for Service Period After Date of Termination / Resignation ($)	Total Value Reported ($)
Richard P. Wallace	19,370,070	17,064,581	36,434,651
Bren D. Higgins	4,879,198	5,060,061	9,939,259
Teri A. Little	1,352,371	1,961,604	3,313,975
Ahmad A. Khan	4,530,903	4,716,175	9,247,078
Brian M. Trafas	3,048,422	3,172,483	6,220,905

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

Our Standards of Business Conduct require that all employees and Directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA-Tencor.

In addition, our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Under this policy, the Audit Committee reviews transactions, arrangements or relationships in which the Company (including any of its subsidiaries) is a participant, the amount involved exceeds $100,000 in any fiscal year, and one of our executive officers, Directors, Director nominees or 5% stockholders (or their immediate family members) has a direct or indirect material interest (other than solely as a result of being a director or beneficial owner of less than a specified percentage of shares of the other entity (5% for publicly traded entities and 10% for other entities)). As part of that review, the Audit Committee may consider such factors as it determines to be appropriate under the circumstances, which factors may include the position of the related party with the Company, the related party’s interest in the transaction, the materiality of the transaction, the business purpose for and reasonableness of the transaction, and comparable market terms for similar transactions that do not involve related parties.

Following that review, if the Audit Committee concludes that the terms of the related party transaction are acceptable and appropriate, the Audit Committee either approves or ratifies (as applicable) the transaction. No member of the Audit Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including, among others, (i) executive officer or Director compensation that has been approved by the Compensation Committee or the Board, and (ii) any contract, transaction or arrangement with any party who was not a related party at the time such contract, transaction or arrangement was entered into with the Company, and renewals or extensions thereof pursuant to contractual arrangements in effect and binding on the Company prior to the date that the party became a related party.

Transactions with Related Persons

During fiscal 2018, we purchased products and/or services in the ordinary course from the following company and/or one or more of its affiliated entities: NetApp, Inc. ($1.4 million). Mr. Wallace serves on the Board of Directors of NetApp.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2018 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) A	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights B	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A) C
Equity Compensation Plans Approved by Stockholders (2)	2,014,388	—	3,970,388	(3)(4)(5)
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	2,014,388	—	3,970,388	(3)(4)(5)

(1)

Includes 2,014,388 shares of our Common Stock subject to RSUs that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2018, the date of the information set forth in the table above (and a date on which a purchase occurred under the Purchase Plan), the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing selling price per share of our Common Stock on the purchase date (or, if the purchase date is not a trading day, on the immediately preceding trading day).

(2)	Consists of our (a) 2004 Equity Plan and (b) Purchase Plan. The 1998 Outside Director Option Plan was terminated by the Board in September 2018.

(3)	Includes shares of our Common Stock available for future award as of June 30, 2018 under the 2004 Equity Plan (2,020,053 shares) and the Purchase Plan (1,950,335 shares).

(4)

As of June 30, 2018, 2,020,053 shares of our Common Stock were available for future award under the 2004 Equity Plan. Shares reserved for issuance under the 2004 Equity Plan may be issued pursuant to full value awards such as restricted stock awards or RSUs that vest upon the completion of designated service periods or performance units or PRSUs that vest upon the attainment of prescribed performance milestones (and the completion of designated service periods) and upon the exercise of stock options or stock appreciation rights. Shares issued pursuant to full value awards made under the 2004 Equity Plan (a) prior to November 6, 2014 reduce the share reserve available under the 2004 Equity Plan by 1.8 shares for every one full value share issued; and (b) on or after November 6, 2014 reduce the share reserve available under the 2004 Equity Plan by 2.0 shares for every one full value share issued.

(5)

As of June 30, 2018 (after giving effect to the purchase under the Purchase Plan on or about that date), 1,950,335 shares of our Common Stock were reserved for issuance under the Purchase Plan. The Purchase Plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under the Purchase Plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the Purchase Plan during the forthcoming fiscal year.

REPORT OF THE AUDIT COMMITTEE

KLA-Tencor’s Audit Committee is comprised of Outside Directors, each of whom meets current standards of independence and financial experience requirements of the NASDAQ Stock Market. Each of Ms. Higashi and Messrs. Calderoni, Dickson, Patel and Wang has served on the Audit Committee from the beginning of fiscal year 2018 through the date of this Proxy Statement, with Mr. Calderoni serving as the Chairman of the Committee.

The Board has determined that each of the current members of the Audit Committee is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA-Tencor’s website at http://ir.kla-tencor.com in the Corporate Governance section.

KLA-Tencor’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2018 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input to management on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018. The Audit Committee also met routinely with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301.

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, on a quarterly basis, the members of the Audit Committee discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit Committee determined that the independent registered public accounting firm is independent from management and KLA-Tencor. The Audit Committee also concluded that the provision of services covered by fees paid to the independent registered public accounting firm was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the SEC on August 6, 2018.

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Calderoni, Chairman

John T. Dickson

Emiko Higashi

Kiran M. Patel

David C. Wang

APPENDIX A

KLA-TENCOR CORPORATION

2004 EQUITY INCENTIVE PLAN

As Amended and Restated (as of [November 7, 2018])

1. Purposes of the Plan. The purposes of this 2004 Equity Incentive Plan are:

▶	to attract and retain the best available personnel for positions of substantial responsibility,

▶	to provide additional incentive to Service Providers, and

▶	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units, or Deferred Stock Units, as determined by the Administrator at the time of grant.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(c) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Position” means the Company’s level of cash and cash equivalents.

(i) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are subsequently elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the Common Stock of the Company.

(m) “Company” means KLA-Tencor Corporation.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(o) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 14.

(p) “Director” means a member of the Board.

(q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r) “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share (other than an SAR or Option) represented by an Award held by such Participant.

(s) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence in excess of three (3) months will result in the loss of Incentive Stock Option status, unless the Participant is provided with the right to reemployment upon expiration of such leave by statute or contract. If such right to reemployment upon expiration of a leave of absence approved by the Company is not so provided to the Participant, then upon the expiration of the six (6) month period measured from the commencement date of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, including (without limitation) the Nasdaq Global or Global Select Market, the Fair Market Value per Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is not listed on any established stock exchange but is quoted on the Nasdaq System or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value per Share shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value per Share shall, for purposes of Incentive Stock Options, be determined in good faith by the Administrator and shall, for purposes of all other Awards, be determined by the Administrator through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the regulations issued under Section 409A of the Code.

(v) “Fiscal Year” means a fiscal year of the Company.

(w) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for that Fiscal Year, as determined in accordance with generally accepted accounting principles.

(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(a) “Operating Cash Flow” means the Company’s (or a business unit’s) Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(a) “Operating Income” means the Company’s (or a business unit’s) income from operations, excluding any unusual items, determined in accordance with generally accepted accounting principles.

(bb) “Option” means a stock option granted pursuant to the Plan.

(cc) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Participant” means the holder of an outstanding Award granted under the Plan.

(a) “Performance Goals” means any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) Total Stockholder Return; (ii) earnings or Net Income per share; (iii) Net Income or Operating Income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or Annual Revenue targets; (vi) Return on Assets, Return on Equity or Return on Sales; (vii) cash flow or Operating Cash Flow or Cash Position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base. In addition, such Performance Goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (F) the operations of any business acquired by the Company; (G) divestitures of one or more business operations or the assets thereof and (H) any other adjustment consistent with the operation of the Plan.

(ff) “Performance Share” means a performance share Award granted to a Participant pursuant to Section 12.

(gg) “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 13.

(hh) “Plan” means this 2004 Equity Incentive Plan.

(ii) “Restricted Stock Unit” means an Award made pursuant to Section 11 of the Plan which will entitle the Participant to receive a share of Common Stock upon the vesting of that unit.

(a) “Return on Assets” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) average net assets, determined in accordance with generally accepted accounting principles.

(a) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholders’ equity, determined in accordance with generally accepted accounting principles.

(a) “Return on Sales” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) revenue, determined in accordance with generally accepted accounting principles.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ll) “Service Provider” means an Employee, Consultant or Director.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(nn) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 10 hereof.

(oo) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

3. Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is limited to 46,900,000 Shares. Such share reserve includes: (i) the initial reserve of 11,000,000 Shares plus 1,500,000 Shares subject to outstanding options under the Company’s 1982 Stock Option Plan and the Company’s 2000 Nonstatutory Stock Option Plan that subsequently expired unexercised; (ii) an increase of 8,500,000 Shares, approved by the Board and subsequently approved by the stockholders in November 2007; (iii) an increase of 11,000,000 Shares, approved by the Board and subsequently approved by the stockholders in November 2009, (iv) an additional increase of 2,900,000 Shares, approved by the Board subject to stockholder approval at the Company’s Annual Meeting of Stockholders in November 2013, and (v) an additional increase of 12,000,000 Shares approved by the Board subject to stockholder approval at the Company’s Annual Meeting of Stockholders in November 2018.

Any Shares issued upon the exercise of Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share so issued. Any Shares issued pursuant to Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit Awards, or Dividend Equivalents for cash consideration per Share or unit less than 100% of Fair Market Value on the award date shall be counted against the numerical limits of this Section 3 as (a) for any such Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards granted prior to November 6, 2013, 1.8 Shares for every one Share so issued; and (b) for any such Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit Awards or Dividend Equivalents granted on or after November 6, 2013, 2.0 Shares for every one Share so issued.

The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units, is forfeited by the Participant or any unvested Shares issued pursuant to that Award are repurchased by the Company at a price per share not greater than the original issue price, then the Shares not issued under such Award or any issued but unvested Shares forfeited or repurchased under such Award shall become available for future issuance under the Plan (unless the Plan has terminated). Upon the exercise of a SAR settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. However, Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future issuance under the Plan; provided, however, that if unvested Shares issued pursuant to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original issue price or are forfeited by the Participants, then such Shares shall become available for future issuance under the Plan. Shares used to pay the exercise or issue price for the Shares subject to an Option or other Award shall not become available for future issuance under the Plan. To the extent an Award under the Plan or Dividend Equivalents granted in connection with any Award under the Plan are paid out in cash rather than Common Stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan. Shares withheld by the Company in satisfaction of the applicable withholding taxes upon the issuance, vesting or settlement of Awards shall not be available for future issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options or other Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured so as to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted so as to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock in accordance with Section 2(u) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine when and to what extent Awards or any combination thereof are to be granted hereunder;

(iv) to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), the issue dates for the Shares underlying such Awards (other than Options or SARs), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 20(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise, vesting or settlement of an Award that number of Shares having a fair market value not in excess of the maximum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (or, if such tax determination date is not a market trading day, then the fair market value shall be determined as of the market trading day immediately prior to such tax determination date). All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable. The Administrator may also structure one or more such Awards so that a portion of the underlying Shares will automatically be withheld to satisfy the applicable withholding taxes upon the issuance, vesting or settlement of those Awards;

(xii) to determine the terms and restrictions applicable to Awards; and

(xiii) to determine whether Awards (other than Options or SARs) will be adjusted for Dividend Equivalents; and

(xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Restricted Stock Units, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Code Section 162(m) Provisions.

(a) Option and SAR Annual Share Limit. No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 400,000 Shares in the aggregate; provided, however, that such limit shall be increased to 1,200,000 Shares for the Fiscal Year in which the Participant commences Service Provider status.

(a) Restricted Stock and Performance Share Annual Limit. No Participant shall be granted, in any Fiscal Year, Restricted Stock Units and/or Performance Shares covering more than 200,000 Shares in the aggregate; provided, however, that such limit shall be increased to 600,000 Shares for the Fiscal Year in which the Participant commences Service Provider status.

(a) Performance Units Annual Limit. No Participant shall receive Performance Units, in any Fiscal Year, having an initial value greater than $1,000,000 in the aggregate; provided, however, that such limit shall be increased to $3,000,000 for the Fiscal Year in which the Participant commences Service Provider status.

(a) Section 162(m) Performance Restrictions. For purposes of qualifying Awards of Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. With respect to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of that Award under Section 162(m) of the Code (e.g., in setting the Performance Goals and in subsequently certifying the attainment of those goals). No performance vesting requirements used to qualify such Awards as performance-based compensation under Section 162(m) of the Code may be waived by the Administrator, except in the event of an involuntary termination of the Participant’s Service Provider status or as otherwise provided in Section 18(c).

(a) Changes in Capitalization. The numerical limitations in Sections 7(a) and (b) shall be adjusted equitably and proportionately in connection with any change in the Company’s capitalization as described in Section 18(a).

8. Term of Plan. The Plan shall continue in effect until November 6, 2023 (i.e. for a term of ten (10) years following the date upon which the Company’s stockholders approved the Plan in 2013).

9. Stock Options.

(a) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(b) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award under the Plan, cash or a combination thereof.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for the period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial accounting purposes and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) a broker-dealer sale and remittance program pursuant to which the Participant shall (A) provide instructions (either in writing or electronically) to a Company designated brokerage firm (or, with respect to Participants subject to Section 16(b), a broker reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of some or all of the purchased Shares and remit to the Company on the settlement date sufficient funds to cover the aggregate exercise price payable for the purchased Shares and any applicable withholding taxes and (B) shall provide directives (either in writing or electronically) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on the settlement date in order to complete the sale transaction;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised, unless the sale and remittance procedure under Section 9(e)(iv) is utilized. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares covered by the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 18 of the Plan. Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship as a Service Provider. If a Participant terminates Service Provider status, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination of Service Provider status. If, on the date of such termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by the vested Option shall revert to the Plan.

(h) Disability. If a Participant terminates Service Provider status as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination of Service Provider status by reason of Disability. If, on the date of such termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by the vested Option shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) Special Extension of Exercise Period. The Administrator may include in the Award Agreement for one or more Option grants made under the Plan an automatic extension provision whereby the specified post-termination exercise period in effect for each such Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-termination exercise period during which the exercise of that Option or the immediate sale of the Shares acquired under such Option could not be effected in compliance with Applicable Laws, but in no event shall such an extension result in the continuation of any such Option beyond the expiration date of the term of that Option.

(k) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company or any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(k), Incentive Stock Options shall be taken into account in the order in which they were granted, except to the extent otherwise provided under Applicable Law, and the Fair Market Value of the Shares shall be determined as of the time of grant.

10. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant, subject to the express limitations of the Plan.

(b) Exercise Price and other Terms. Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that (i) no SAR may have a term of more than ten (10) years from the date of grant and (ii) the per share exercise price for the Shares or cash to be issued pursuant to exercise of an SAR shall be no less than 100% of the Fair Market Value per Share on the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award under the Plan, cash or a combination thereof.

(c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the amount by which the Fair Market Value per Share on the date of exercise exceeds the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

(d) Payment upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement, but in no event shall such term exceed ten (10) years.

(g) Termination of Relationship as a Service Provider. If a Participant terminates Service Provider status, other than upon the Participant’s death or Disability, the Participant may exercise his or her SAR within such period of time as is specified in the Award Agreement to the extent that the SAR is vested on the date of such termination (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for three (3) months following the Participant’s termination of Service Provider status. If, on the date of such termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by the vested SAR shall revert to the Plan.

(h) Disability. If a Participant terminates Service Provider status as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the Award Agreement to the extent the SAR is vested on the date of such termination (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination of Service Provider status by reason of Disability. If, on the date of such termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by the vested SAR shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(j) Special Extension of Exercise Period. The Administrator may include in the Award Agreement for one or more SAR Awards made under the Plan an automatic extension provision whereby the specified post-termination exercise period in effect for each such SAR Award shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-termination exercise period during which the exercise of that SAR Award or the immediate sale of the Shares acquired under such Award could not be effected in compliance with Applicable Laws, but in no event shall such an extension result in the continuation of any such SAR Award beyond the expiration date of the term of that Award.

11. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares underlying each Award of Restricted Stock Units and (ii) the conditions that must be satisfied for those Shares to vest and become issuable, which typically will be based principally or solely on the continued provision of services but may include a performance-based component. Each Restricted Stock Unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to that Award. The Shares underlying each Restricted Stock Unit Award shall not be issued until the applicable vesting conditions are satisfied. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Stock Units, except pursuant to Dividend Equivalents if the Administrator so determines in its discretion to grant the same in connection with an Award of Restricted Stock Units.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock Units awarded under the Plan. Restricted Stock Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock Units are awarded. The Administrator may require the recipient to sign a Restricted Stock Unit Award agreement as a condition of the award. Any certificates representing the Shares of Common Stock issued under such Award shall bear such legends as shall be determined by the Administrator.

(c) Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award shall be evidenced by an agreement that shall specify the cash consideration (if any) payable per underlying Share and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if there is a cash issue price payable for the Shares underlying the Restricted Stock Unit Award, such price must be paid no more than ten (10) years following the date of the Award.

(d) Dividend Equivalents. The Administrator, in its discretion, may provide that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date on or after the grant date of the Award, but prior to the date on which the Restricted Stock Units held by such Participant are settled or forfeited. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units or cash credits (in the Administrator’s discretion) as of the date of payment of such cash dividends on Shares. The amount to be credited to a Participant in connection with a cash dividend payment by the Company shall be determined as follows: (i) If such Participant’s Dividend Equivalents are being credited in the form of additional Restricted Stock Units, the number of additional Restricted Stock Units (rounded to the nearest whole number) shall be determined by dividing (A) the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Restricted Stock Units for which Dividend Equivalents have previously been granted with respect to such awards (for purposes of clarification, this number of “Shares then represented by the Restricted Stock Units” will include any additional Restricted Stock Units that have previously been credited to the Restricted Stock Unit Award as a result of Dividend Equivalents) by (B) the Fair Market Value per Share on such date; and (ii) If such Participant’s Dividend Equivalents are being credited in the form of cash credits, the amount of such cash credits shall be equal to the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Restricted Stock Units for which Dividend Equivalents have previously been granted with respect to such awards. Such additional Restricted Stock Units or cash credits, as applicable, shall be subject to the same terms and conditions, including but not limited to all applicable vesting conditions, such that no Dividend Equivalents shall be paid to a Participant unless and until the Participant has fully satisfied all applicable service-based and performance-based vesting conditions of the underlying Restricted Stock Unit Award. Such additional Restricted Stock Units or cash credits, as applicable, shall be settled at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and need not be paid on the same basis (i.e., cash versus Shares) as settlement of the related Restricted Stock Units. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 18, appropriate adjustments shall be made to the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

12. Performance Shares.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares underlying each Performance Share Award and (ii) the conditions that must be satisfied for those Shares to vest and become issuable, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Shares, except pursuant to Dividend Equivalents if the Administrator so determines in its discretion to grant the same in connection with an Award of Performance Shares.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share Awards shall be subject to the terms, conditions and restrictions determined by the Administrator at the time the Award is made, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Share Award Agreement as a condition of the Award. Any certificates representing the Shares issued under such Award shall bear such legends as shall be determined by the Administrator.

(c) Performance Share Award Agreement. Each Performance Share Award shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(d) Dividend Equivalents. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award of Performance Shares that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date on or after the grant date of the Award, but prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Performance Shares or cash credits (in the Administrator’s discretion) as of the date of payment of such cash dividends on Shares. The amount to be credited to a Participant in connection with a cash dividend payment by the Company shall be determined as follows: (i) If such Participant’s Dividend Equivalents are being credited in the form of additional Performance Shares, the number of additional Performance Shares (rounded to the nearest whole number) shall be determined by dividing (A) the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Performance Shares for which Dividend Equivalents have previously been granted with respect to such awards (for purposes of clarification, this number of “Shares then represented by the Performance Shares” will include any additional Performance Shares that have previously been credited to the Award of Performance Shares as a result of Dividend Equivalents) by (B) the Fair Market Value per Share on such date; and (ii) If such Participant’s Dividend Equivalents are being credited in the form of cash credits, the amount of such cash credits shall be equal to the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Performance Shares for which Dividend Equivalents have previously been granted with respect to such awards. Such additional Performance Shares or cash credits, as applicable, shall be subject to the same terms and conditions, including but not limited to all applicable performance-based and service-based vesting conditions, such that no Dividend Equivalents shall be paid to a Participant unless and until the Participant has fully satisfied all applicable service-based and performance-based vesting conditions of the underlying Performance Share Award. Such additional Performance Shares or cash credits, as applicable, shall be settled at the same time as the Performance Shares, as applicable, originally subject to the Award of Performance Shares, as applicable. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and need not be paid on the same basis (i.e., cash versus Shares) as settlement of the related Performance Share. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 18 appropriate adjustments shall be made to the Participant’s Award of Performance Shares so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

13. Performance Units.

(a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied in order for the awarded Performance Units to vest, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component.

Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder, except pursuant to Dividend Equivalents if the Administrator so determines in its discretion to grant the same in connection with an Award of Performance Units.

(b) Number of Performance Units. Subject to Section 7(c) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Award is made, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d) Performance Unit Award Agreement. Each Performance Unit Award shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

(e) Dividend Equivalents. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award of Performance Units that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date on or after the grant date of the Award, but prior to the date on which the Performance Units are settled or forfeited. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Performance Units or cash credits (in the Administrator’s discretion) as of the date of payment of such cash dividends on Shares. The amount to be credited to a Participant in connection with a cash dividend payment by the Company shall be determined as follows: (i) If such Participant’s Dividend Equivalents are being credited in the form of additional Performance Units, the number of additional Performance Units (rounded to the nearest whole number) shall be determined by dividing (A) the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Performance Units for which Dividend Equivalents have previously been granted with respect to such awards (for purposes of clarification, this number of “Shares then represented by the Performance Units” will include any additional Performance Units that have previously been credited to the Award of Performance Units as a result of Dividend Equivalents) by (B) the Fair Market Value per Share on such date; and (ii) If such Participant’s Dividend Equivalents are being credited in the form of cash credits, the amount of such cash credits shall be equal to the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Performance Units for which Dividend Equivalents have previously been granted with respect to such awards. Such additional Performance Units or cash credits, as applicable, shall be subject to the same terms and conditions, including but not limited to all applicable performance-based and service-based vesting conditions, such that no Dividend Equivalents shall be paid to a Participant unless and until the Participant has fully satisfied all applicable service-based and performance-based vesting conditions of the underlying Performance Unit Award. Such additional Performance Units or cash credits, as applicable, shall be settled at the same time as the Performance Units, as applicable, originally subject to the Award of Performance Units, as applicable. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and need not be paid on the same basis as settlement of the related Performance Units. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 18 appropriate adjustments shall be made to the Participant’s Award of Performance Units so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

14. Deferred Stock Units.

(a) Description. Deferred Stock Units shall consist of a Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until the underlying Shares (or cash equivalent) are distributed to the Participant.

(b) 162(m) Limits. Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 7 hereof.

15. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall, effective November 6, 2013, continue during any leave of absence, whether paid or unpaid.

16. Part-Time Service.

(a) Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder (other than Performance Shares or RSUs) shall be extended on a proportionate basis in the event an Employee on a full-time schedule transitions to a work schedule under which he or she is customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

(b) Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Performance Share or RSU Awards granted hereunder shall continue unchanged and unaffected in the event an Employee on a full-time schedule transitions to a work schedule under which he or she is customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service.

17. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

18. Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

(a) Changes in Capitalization. The number and/or class of securities covered by each outstanding Award, the number and/or class of securities available for issuance under the Plan (including shares or securities returned to the Plan upon cancellation or expiration of an Award), as well as the exercise or issue price per share in effect under each such outstanding Award (provided the aggregate exercise or issue price shall remain the same) and the 162(m) fiscal-year share issuance limits under Sections 7(a) and (b) hereof shall be equitably and proportionately adjusted to reflect any change to the Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, exchange of shares, spin-off transaction, or any other change to the Common Stock effected without receipt of consideration by the Company, and shall also be equitably and proportionally adjusted should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee in such manner as it deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards, and such adjustments shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Shares subject to such Award, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture provisions applicable to any Award shall lapse 100%, and any other vesting and issuance provisions applicable to any Award and the underlying Shares shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent an Award has not been previously exercised (with respect to Options and SARs) or the Shares underlying any other Award have not vested and issued, the Award and the right to acquire Shares thereunder will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control.

(i) Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an economically equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(ii) Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award shall be assumed or an economically equivalent Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute for the Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Award, the Participant shall fully vest in the Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Award, including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award shall be considered assumed if, following the Change of Control, that Award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(iii) Automatic Vesting Acceleration. The Administrator shall have the authority to structure one or more Awards under the Plan so that those Awards shall automatically vest in whole or in part immediately prior the effective date of a Change of Control transaction or upon the subsequent termination of the Participant’s status as a Service Provider within a designated period following the effective date of such Change of Control, whether or not those Awards are assumed or substituted for in that Change of Control.

(iv) Section 162(m) Awards. The Administrator shall also have the authority to structure one or more Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards intended to qualify as performance-based compensation under Code Section 162(m) so that those Awards will automatically vest in whole or in part immediately prior the effective date of a Change of Control transaction or upon an involuntary termination of the Participant’s status as a Service Provider within a designated period following the effective date of such Change of Control, even though the automatic vesting of those Awards may result in their loss of performance-based status under Code Section 162(m).

19. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Plan without obtaining stockholder approval.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute) or other Applicable Laws, rules or regulations, including the requirements of any exchange on which the Common Stock is listed or quoted. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan, and no Shares subject to any Award shall actually be issued unless and until such stockholder approval is obtained.

23. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award granted on or after November [ ], 2018, will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of such Award. Notwithstanding any provisions to the contrary under this Plan, such Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of such Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

INFORMATION FOR KLA-TENCOR ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 7, 2018

12:00 p.m., local time

KLA-Tencor Milpitas Facility

Building Three

Three Technology Drive

Milpitas, California 95035

Directions to KLA-Tencor’s Milpitas Facility

From Highway 237 Heading East:

Exit at McCarthy Boulevard. At the stop light, turn right onto McCarthy Boulevard. At the next intersection, turn right onto Technology Drive. KLA-Tencor is on the right side.

From Highway 237 Heading West:

Exit at McCarthy Boulevard. At the stop light, turn left onto McCarthy Boulevard (this will take you back over the freeway). At the next intersection, turn right onto Technology Drive. KLA-Tencor is on the right side.

IMPORTANT ANNUAL MEETING INFORMATION 000004 C123456789 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Eastern Time, on November 6, 2018. Vote by Internet Go to www.envisionreports.com/klac Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR each of the Director Nominees (Proposal 1) and a vote FOR Proposals 2, 3 and 4. 1. To elect as Directors the ten candidates nominated by the Company’s Board of Directors to each serve for a one-year term, each until his or her successor is duly elected. For Against Abstain For Against Abstain For Against Abstain 01—Edward W. Barnholt 02—Robert M. Calderoni 03—John T. Dickson 04—Emiko Higashi 05—Kevin J. Kennedy 06—Gary B. Moore 07—Kiran M. Patel 08—Ana G. Pinczuk 09—Robert A. Rango 10—Richard P. Wallace For Against Abstain For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers 3. Approval on a non-binding, advisory basis of our named LLP as the Company’s independent registered public executive officer compensation. accounting firm for the fiscal year ending June 30, 2019. 4. Adoption of our Amended and Restated 2004 Equity Incentive Plan. In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UP X 3896081 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02WX2B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — KLA-TENCOR CORPORATION Notice of Annual Meeting of Stockholders One Technology Drive Milpitas, CA 95035 Proxy Solicited by Board of Directors for Annual Meeting – November 7, 2018 To the Stockholders: NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, November 7, 2018 at 12:00 p.m., local time, in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, CA 95035, for the purposes stated on the reverse side. The undersigned hereby appoints Bren D. Higgins and Teri A. Little, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. C Non-Voting Items CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.